EXHIBIT 10.40

ASSET PURCHASE AGREEMENT

by and between

Cytori Therapeutics, Inc.

and

Azaya Therapeutics, Inc.

January 16, 2017

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

		Page

8.9	Specific Performance	53
8.10	Counterparts	53
8.11	Non-recourse	54

EXHIBITS

Exhibit A Form of Assignment and Assumption Agreement

Exhibit B Form of Escrow Agreement

Exhibit C Form of Non-Compete/Non-Solicitation Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of January 16, 2017 (the “Effective Date”), is entered into by and between Cytori Therapeutics, Inc., a Delaware corporation (“Buyer”), and Azaya Therapeutics, Inc., a Delaware corporation (“Seller”). The parties hereto are sometimes referred to herein collectively as “Parties” and each individually as a “Party.”

BACKGROUND

Prior to November 13, 2015, Seller was engaged in the Business.

The Business is composed of certain assets and liabilities that are currently owned, leased or licensed by Seller or in respect of which Seller is currently obligated, as the case may be.

Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller, and Buyer is willing to assume certain liabilities of Seller, in each case as more fully described and upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions

1.1 Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, except that “Affiliate” shall not include current or former directors, officers or employees of any Person.

“Ancillary Agreements” means any Bill of Sale, Assignment and Assumption Agreement, Escrow Agreement, Assignment of Trademarks, Assignment of Patents and such other agreements that are entered into in connection with, and referenced in, this Agreement.

“Annual Net Sales” means, with respect to a particular calendar year, all Net Sales of a Covered Product during such calendar year in the applicable territory being measured.

“Assigned Intellectual Property” means all Intellectual Property that is owned by Seller and is used or held for use in, or is necessary or useful for the conduct of, the Business.

“Assigned Patent” means any Patent assigned to Buyer through the Assignment of Patents to be delivered in connection with the Closing.

“Assignment of Patents” means the assignment of Patents included in the Assigned Intellectual Property, in a form mutually acceptable to Buyer and Seller.

“Assignment of Trademarks” means the assignment of Trademarks included in the Assigned Intellectual Property, in a form mutually acceptable to Buyer and Seller.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or would reasonably be expected to form the basis for a specific and reasonable foreseeable consequence.

“Bundled Product” means a Covered Product and other products that are not Covered Products either (i) packaged together for sale or shipment as a single unit or (ii) sold together in a kit, where the purchaser is charged a single undifferentiated purchase price for such combination of products.

“Business” means the creation, development, commercialization, and exploitation of, and related activities associated with, Seller’s Protein Stabilized Liposomes nanotechnology platform and related assets, including, without limitation, the development and manufacturing of the Generic Product and the Patented Product.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or permitted by Law to be closed in the State of California.

“Business Records” means all files, documents, ledgers, papers, books and records and similar information (whether in paper, electronic or other tangible or intangible form) that are used or held for use by Seller or Seller Sub in, or necessary or useful for the conduct of, the Business, the Acquired Assets or the Assumed Liabilities, including all technical information, operating and production records, service records, service protocols, regulatory information (including all filings and correspondence), documentation of service methodologies, quality control records, blueprints, drawings, technical plans, research and development notebooks and files, customer data, mailing lists, warranty information, product testing reports, manuals, engineering and scientific data, catalogs, advertising and other marketing materials, brochures, sales and promotional literature, standard forms of documents, business plans, budgets, price lists, customer lists and lists of suppliers, but excluding any minute books, stock ledgers, financial records, Tax records and other materials that Seller or Seller Sub is required by Law to retain or that is otherwise excluded as set forth in Sections 2.1(d) and 2.1(e).

“Change of Control Transaction” means any transaction or series of related transaction in which either: (i) there is a consolidation or merger of Buyer which results in the equity holders of Buyer immediately prior to such transaction or series of related transaction owning less than a majority of the equity or voting power of the surviving entity; (ii) there is a sale, transfer, lease or license of all or substantially all of Buyer’s assets, or (iii) any other transaction occurs which results in the equity holders of Buyer immediately prior to such transaction owning less than a majority of the equity or voting power of the surviving entity but not including any transaction or series of transactions principally for raising equity capital.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts and resources that would be used in the performance of the relevant activity by a company of comparable size and resources as Buyer or Successor Entity, as applicable, engaged in the development or commercialization of pharmaceutical products with regard to a product at a similar stage in its product life, taking into account to the extent reasonable and relevant: issues of safety and efficacy, product profile, market potential, competitive market conditions, duration of exclusivity or other proprietary position of the product and the potential profitability and economic return of the product and other products in development or being commercialized by Buyer or Successor Entity, as applicable, all as measured by the facts and circumstances at the time such efforts are due or subject to performance.

“Company Plan” means the Seller Plans and the PEO Plans.

“Competing Product” means any generic liposomal encapsulation of doxorubicin other than the Generic Product that is used in the treatment of ovarian cancer, breast cancer, multiple myeloma, or Kaposi’s sarcoma.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Covered Products” means the Generic Product and the Patented Product.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“EMA” means the European Medicines Agency.

“Employee Information” means the data and any records (including performance reviews) relating to the Transferred Worker that are reasonably necessary to manage the Transferred Worker at or immediately after the Closing.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Encumbrance” means any mortgage, pledge, hypothecation, license, adverse claim, security interest, encumbrance, title defect, title retention agreement, third-party right, option, lien, charge, or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation on the right to sell or otherwise dispose of the subject property, but excluding any restriction, right or limitation imposed by this Agreement.

“Environmental Law” means any applicable United States and/or foreign, federal, state, provincial, regional or local Law, past or present and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution (or the cleanup thereof) or protection of the environment, health or safety (as it relates to Hazardous Substances) or natural resources, including those relating to the use, management, manufacture, presence, containment, recycling, reclamation, reuse, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person required at any particular time to be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“FDA” means the United States Food and Drug Administration.

“First EMA Generic” means the first generic formulation of CAELYX® (Johnson & Johnson) approved for commercial sale by EMA.

“Following EMA Generic” means any generic formulation of CAELYX® (Johnson & Johnson) approved for commercial sale by EMA other than the First EMA Generic.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Generic Product” means ATI-0918, Seller’s generic bioequivalent formulation of DOXIL/CAELYX® (Johnson & Johnson), a chemotherapy drug that is a liposomal encapsulation of doxorubicin.

“Global Per Unit Average Selling Price” means, with respect to any product (including any Covered Product) included in a Bundled Product that is Sold on a Stand-Alone Basis in one or more Sales Regions during a particular period of time, the amount equal to (i) the total amount of Net Sales of such product in all Sales Regions during such period of time, not including any such products that are Sold as a Bundled Product, divided by (ii) the total number of units of such product Sold during such period of time within all Sales Regions, not including any such products that are Sold as a Bundled Product.

“Governmental Authority” means any international, multilateral, multinational, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission, any court or self-regulatory organization, any judicial or arbitral body, any arbitrator or mediator or any instrumentality of any of the foregoing.

“Governmental Order” means any decision, ruling, order, charge, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and PCBs, and (ii) any other chemicals, materials or substances listed, defined, designated, regulated, classified as, or otherwise determined to be, toxic or hazardous or as a pollutant, contaminant or waste, or are otherwise regulated, under or pursuant to any applicable Environmental Law.

“Indebtedness” means (i) all indebtedness for borrowed money, (ii) all obligations for the deferred purchase price of assets, property or services (other than trade payables, accrued compensation or similar obligations incurred in the ordinary course of business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations as an account party under a letter of credit (to the extent such letter of credit has been drawn by the beneficiary thereof) or similar facilities (to the extent drawn), (vii) all obligations under any currency, interest rate or other hedge agreement or any other hedging arrangement, (viii) all direct or indirect guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by Seller, whether or not Seller has assumed or become liable for the payment of such obligation. For purposes of this Agreement, Indebtedness includes all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorney’s fees) in association with the prepayment of any Indebtedness.

“Intellectual Property” means the rights associated with or arising out of any of the following in any jurisdiction throughout the world: (i) all patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information (including testing protocols and results), research and development information, prototypes, algorithms, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans, market surveys, market know-how and customer lists and information (whether or not any of the foregoing is patentable) (“Trade Secrets”); (iii) all registered or unregistered copyrights, copyrightable works, rights in databases, data collections, mask works, copyright registrations, applications and extensions therefor and any other rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, websites, utilities, library files, user interfaces, data, and all documentation and manuals related to such computer software and code in any form or format, however fixed, but excluding “off-the-shelf” software that has not been modified by Seller (“Software”); (vi) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IP Contracts” means any Contract relating to (i) the assignment, license, sublicense or other right of Seller to use any Intellectual Property of any Person; (ii) Seller’s obligation to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property of any Person other than Seller; (iii) rights to indemnity arising out of the acquisition or license of Intellectual Property; and (iv) any joint development or joint venture agreements.

“IRS” means the United States Internal Revenue Service.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, or local law, including a Governmental Order or act, statute, ordinance, regulation, rule, extension order or code promulgated by a Governmental Authority.

“Lease” means that certain Shopping Center Lease between Buyer and Schmid-Moulton Parkway, a California limited partnership, effective as of the Closing, for the premises described therein as approximately 7,130 square feet of space located at 12500 Network Blvd., Suite 207, San Antonio, Texas 78249 (the “Leased Premises”).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet and whether or not required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law, Action or Governmental Order and those arising under any Contract or otherwise.

“License/Transfer Fee” shall mean all fixed license fees, milestone amounts or other upfront payments (in each case, including the fair market value of any non-monetary consideration) actually received by Buyer or its Affiliates from a licensee, sublicensee, assignee or transferee in connection with a Qualifying Transaction, but excluding all other amounts received pursuant to such Qualifying Transaction, including the following types of payments: (i) royalties, earn-outs and similar non-milestone payments triggered by sales of the Patented Product, (ii) reimbursements for research and development activities for the Patented Product to be performed by or at the expense of Buyer or its Affiliates; (iii) reimbursements for third party costs incurred by Buyer or its Affiliates with respect to the prosecution and maintenance of any Intellectual Property after the execution of such agreement; (iv) amounts received for the supply of the Patented Product by Buyer or its Affiliates at fair market value.  For clarity, research or development activities include without limitation the design and conduct of non-clinical and pre-clinical studies and clinical trials (including in the conduct of any post-marketing studies).  Further, should any upfront payments pursuant to a Qualifying Transaction be made by means of non-monetary consideration (e.g., equity securities of the licensee, sublicensee, assignee or transferee), Buyer shall have the option to provide Seller (or have the licensee, sublicensee, assignee or transferee provide directly to Seller) the same non-monetary consideration (or an equivalent cash payment in US dollars as the Parties mutually agree), that Buyer or its Affiliates receives from the Qualifying Transaction.

“Losses” means direct damages (but excluding indirect, consequential, incidental or punitive damages), fines, fees, penalties, liabilities, claims, losses, demands, suits, judgments, awards, settlements, actions, obligations, costs and expenses (including reasonable costs of attorneys, consultants and experts, alternative dispute resolution and court costs, or other reasonable expenses of investigation, defense, settlement, litigation or other Actions or of any default or assessment).

“Net Sales” means, for any period of time, (i) the aggregate gross revenues of Buyer or Successor Entity, as applicable, from the Sale of the Covered Products after the Closing to Third Parties other than licensees or sublicensees, including Third Party distributors, and (ii) the aggregate gross revenues of Affiliates, licensees or sublicensees of Buyer or Successor Entity, as applicable, from the Sale of the Covered Products after the Closing to Third Parties, in each case in bona fide arms-length transactions, less any Permitted Deductions applicable to such Covered Products.  Net Sales shall be determined from the books and records of, as applicable, Buyer, Successor Entity, Affiliates, licensees or sublicensees, which shall be maintained in accordance with GAAP, consistently applied across its product lines.

For the avoidance of doubt, (a) Net Sales shall include, without duplication, (i) the aggregate gross revenues received by Buyer or Successor Entity, as applicable, and their respective Affiliates, licensees or sublicensees, pursuant to a net profits arrangement, (ii) the aggregate gross revenues received by Buyer or Successor Entity, as applicable, and their respective Affiliates, licensees or sublicensees, pursuant to a marketing and distribution arrangement, and (iii) the Sale of a Covered Product as part of a Bundled Product together with other products, as provided below, and (b) the transfer or sale of free samples of Covered Products or potential clinical trial materials containing the Covered Products, or transfers of Covered Products, to patients under any patient assistance program, expanded access program, or compassionate use programs in any country, or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes shall not be included in Net Sales, unless and then only to the extent that revenue from any such transfer, sale or disposition is otherwise included in the revenues of Buyer or Successor Entity, as applicable and their respective Affiliates, licensees or sublicensees pursuant to licenses or sublicenses by any Buyer or Successor Entity, as applicable.  For purposes of calculating Net Sales, all amounts shall be converted into United States dollars using Buyer’s or Successor Entity’s, as applicable, standard conversion methodology consistent with GAAP.  Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable, or to the extent it may otherwise be required by GAAP, whenever any Covered Product is Sold as part of a Bundled Product in any Sales Region over a particular period of time, the “Net Sales” for such Covered Product resulting from such Sale of such Bundled Product in such Sales Region during such period of time shall be calculated as follows:

(i) if the Covered Product was also Sold on a Stand-Alone Basis within such Sales Region during such period of time, then the “Net Sales” for such Covered Product resulting from such Sales of such Bundled Product in such Sales Region during such period of time shall equal the product of (a) the Per Unit Average Selling Price over such period of time, within such Sales Region, for such Covered Product, multiplied by (b) the number of Covered Products Sold as Bundled Products in such Sales Region over such period of time;

(ii) if the Covered Product was not Sold on a Stand-Alone Basis within such Sales Region during such period of time, but the Covered Product was Sold on a Stand-Alone Basis in at least one other Sales Region during such period of time, then the “Net Sales” for such Covered Product resulting from such Sales of such Bundled Product in such Sales Region during such period of time shall equal the product of (a) the Net Sales for such Bundled Product in such Sales Region during such period of time multiplied by (b) a fraction, the numerator of which is the Global Per Unit Average Selling Price over such period of time for such Covered Product, and the denominator of which is the sum of (A) the numerator, (B) the aggregate Per Unit Average Selling Prices over such period of time, within such Sales Region, of all other products, if any, included in such Bundled Product that are Sold on a Stand-Alone Basis within such Sales Region during such period of time, (C) the aggregate Global Per Unit Average Selling Prices over such period of time of all other products, if any, included in such Bundled Product that are not Sold on a Stand-Alone Basis within such Sales Region during such period of time but are Sold on a Stand-Alone Basis in at least one other Sales Region during such period of time, and (D) for all other products, if any, included in such Bundled Product that are not Sold on a Stand-Alone Basis within any Sales Region during such period of time, an amount equal to the aggregate deemed per unit average selling prices of all such other products as such amount is determined in good faith by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable;

(iii) if the Covered Product was not Sold on a Stand-Alone Basis within any Sales Region during such period of time, but at least one of the other products included in such Bundled Product was Sold on a Stand-Alone Basis in at least one Sales Region during such period of time, then the “Net Sales” for such Covered Product resulting from such Sales of such Bundled Product in such Sales Region during such period of time shall equal the product of (a) the Net Sales for such Bundled Product in such Sales Region during such period of time multiplied by (b) a fraction, the numerator of which is the deemed per unit average selling price for such Covered Product as such amount is determined in good faith by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable, and the denominator of which is the sum of (A) the numerator, (B) the aggregate Per Unit Average Selling Prices over such period of time, within such Sales Region, of all other products, if any, included in such Bundled Product that are Sold on a Stand-Alone Basis within such Sales Region during such period of time, (C) the aggregate Global Per Unit Average Selling Prices over such period of time of all other products, if any, included in such Bundled Product that are not Sold on a Stand-Alone Basis within such Sales Region during such period of time but are Sold on a Stand-Alone Basis in at least one other Sales Region during such period of time, and (D) for all other products, if any, included in such Bundled Product that are not Sold on a Stand-Alone Basis within any Sales Region during such period of time, an amount equal to the aggregate deemed per unit average selling prices of all such other products as such amount is determined in good faith by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable;

(iv) if none of the products included in such Bundled Product, including the Covered Product, were sold on a Stand-Alone Basis within any Sales Region during such period of time, then the “Net Sales” for such Covered Product resulting from such Sales of such Bundled Product in such Sales Region during such period of time shall be calculated by multiplying the sales price of such Bundled Products by the fraction A/(A+B) where A is the fair market value of the Covered Product and B is the fair market value of the other product(s) in the combination sale, as determined in good faith by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable; and

(v) if the calculation of Net Sales resulting from a Bundled Product in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Bundled Product shall be determined between (a) Seller, on the one hand, and (b) by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable, on the other hand, in good faith negotiations.

“Patented Product” means any product manufactured, used, sold, offered for sale or imported which would, absent a license to or ownership of an Assigned Patent, infringe, or contribute to, or induce the infringement of, any Valid Claim of such Assigned Patent, including ATI 1123, a liposomal formulation of Docetaxel.

“PEO Plan” means each Plan previously maintained or sponsored by PEO for the benefit of one or more Workers.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, identification number, certificate of authority, easement, right or authorization, or any waiver of the foregoing, issued by any Governmental Authority with respect to the conduct of the Business, and all pending applications related thereto.

“Permitted Deductions” means, without duplication, the following items as applicable to Covered Products to the extent actually taken or incurred, in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(i) credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions or billing corrections;

(ii) separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(iii) sales, use, value added and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the Covered Products that are incurred at time of sale or are directly related to the sale;

(iv) any quantity, cash or other trade discounts, rebates, refunds, charge backs, fees, credits or allowances (including amounts incurred in connection with government-mandated rebate and discount programs, Third Party rebates and charge backs, and hospital buying group/group purchasing organization administration fees and payor organizations), distribution fees, and sales commissions paid to Third Parties; and

(v) deductions for bad debts.

In the case of deductions for bad debts, the adjustment amount will be based on actual bad debts incurred and written off as uncollectible by (1) Buyer or Successor Entity, as applicable, or (2) Affiliates, licensees or sublicensees of Licensee Buyer or Successor Entity, as applicable, in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable, (ii) statutory liens of landlords, liens of carriers, warehouse persons, suppliers, mechanics and material persons and other liens imposed by Law, in each case incurred in the ordinary course of business consistent for sums not yet due and payable, (iii) Encumbrances in favor of licensors pursuant to Inbound Licenses, and (iv) with respect to real property, easements, rights-of-way, and other similar restrictions, in each such case which do not, individually or in the aggregate, materially impair the value of such real property or materially interfere with its use in the ordinary course of business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Personally Identifiable Information” means information, data, a data element or combination of data elements that can be used to uniquely identify, contact or locate a natural person.

“Per Unit Average Selling Price” means, with respect to any product (including any Covered Product) included in a Bundled Product that is Sold on a Stand-Alone Basis in a Sales Region during a particular period of time, the amount equal to (i) the total amount of Net Sales of such product in such Sales Region during such period of time, not including any such products that are Sold as a Bundled Product, divided by (ii) the total number of units of such product Sold during such period of time within such Sales Region, not including any such products that are Sold as a Bundled Product.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes that relate to or are attributable to any Pre-Closing Tax Period.

“Qualifying Product/Patent” means (i) the Patented Product (including when combined with radiotherapy) and, (ii) any Assigned Patent.

“Qualifying Transaction” shall mean the license, sublicense, assignment or transfer of any rights to a Qualifying Product/Patent to a Third Party, but shall not include a Change of Control Transaction.

“Registered Intellectual Property” means any Assigned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any appropriate Governmental Authority.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives, except that in respect of Seller “Representatives” shall not include any Transferred Worker.

“ROW” means everywhere in the world other than the European Union.

“Sale,” “Sell” or “Sold” means the commercial sale for value by Buyer or Successor Entity, as applicable, and their respective Affiliates, licensees or sublicensees pursuant to licenses or sublicenses by Buyer or Successor Entity, as applicable, to such licensees or sublicensees of a Covered Product to any Third Party.

“Sales Region” means, with respect to a period of time, each of the sales regions used by Buyer, Successor Entity, or their respective Affiliates, licensees or sublicensees, as applicable, in its financial statements as publicly reported for such period of time, which sales regions shall cover in the aggregate all areas of the world.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller Material Adverse Effect” means any material adverse effect on (i) the Acquired Assets or the Assumed Liabilities or (ii) the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement in a timely manner or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements without material delay.

“Seller Plan” means a Plan, other than a PEO Plan, that Seller or any of its Affiliates sponsors, maintains, has any obligation to contribute to, has or could reasonably be expected to have Liability under or is otherwise a party to, or that otherwise provides benefits for current or former employees, directors, officers, stockholders, consultants or independent contractors of Seller or any of its Affiliates (or their dependents and beneficiaries).

“Seller Sub” means Azaya Europe Limited, a private limited company incorporated in England and Wales, which is a wholly-owned Subsidiary of Seller.

“Stand-Alone Basis” means, with respect to any Sales Region, that a Covered Product or other product included with a Covered Product in a Bundled Product (i) is sold in such Sales Region other than as part of a Bundled Product and (ii) has aggregate Annual Net Sales in such Sales Region (excluding Net Sales of such products that are sold as a Bundled Product) equivalent to at least $100,000.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner, (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries or (iv) in which the first Person has the contractual or other right to designate a majority of the board of directors or other governing body.

“Tangible Property” means all machinery, tools, equipment, fixtures, vehicles, spare parts, storage devices, office supplies, computers, servers and other tangible personal property, in each case whether owned or leased, that is used or held for use by Seller.

“Tax” and “Taxes” means (i) any net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or any other tax, governmental fee or other like assessment or charge whatsoever, together with any interest or any penalty, addition to tax or additional amount in respect of the foregoing, in each case imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax or other amount (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including information returns and reports) required to be filed with respect to Taxes.

“Third Party” means any Person other than Buyer, Seller or their respective Affiliates.

“Valid Claim” shall mean a claim of any issued, unexpired patent or a claim of a pending patent application which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can be taken or is otherwise not taken.

“Worker” means a current or former employee, director, officer, consultant or independent contractor of Seller or its Subsidiaries.

1.2 Additional Defined Terms.  Other terms defined are in the other parts of this Agreement indicated below:

“Accountants”	5.17(d)
“Acquired Assets”	2.1
“Additional Third Party Generic License”	5.14(c)
“Additional Third Party Patent License”	5.14(d)
“Agreement”	Preamble
“Allocation Schedule”	5.4(d)
“Appraiser”	5.17(d)
“Assignment and Assumption Agreement”	2.3(a)
“Assumed Contractor Claims”	2.3(d)
“Assumed Contracts”	2.1(c)
“Assumed Liabilities”	2.3(a)
“Assumed Material Contracts	3.15(b)
“Assumed Payment Obligations”	2.3(d)
“Assumed Trade Payables”	2.3(c)
“Audit”	5.17(a)
“Audit Notice”	5.17(a)
“Average Trading Price”	2.5(a)
“Balance Sheet”	3.6(a)
“Balance Sheet Date”	3.5
“Business Property”	2.1(h)
“Buyer”	Preamble
“Buyer Indemnitees”	6.1
“Chiltern”	2.8(m)
“Claimant”	6.5(a)
“Claim Certificate”	6.5(a)
“Closing”	2.6
“Closing Consideration”	2.5
“Closing Date”	2.6
“Closing Date Balance Sheet”	5.10(b)
“Closing Shares”	2.5(a)
“Commercialization Milestone Event”	5.13(a)
“Commercialization Milestone Payment”	5.13(a)
“Common Stock”	2.5(a)
“Competitive Business Activity”	5.5(a)
“Confidential Information”	5.2(b)
“Confidentiality Agreement”	5.2(a)
“Contractor”	2.3(d)
“Contractor Release”	2.3(d)
“Contractor Services”	2.3(d)
“Damage Claims”	2.3(d)
“Disclaimed Information”	3.24
“Dispute Notice”	5.17(d)
“Disputed Item”	5.17(d)
“Earn-Out Cap”	5.14(a)
“Earn-Out Commencement Date”	5.14(a)
“Earn-Out Payments”	5.14(b)
“Effective Date”	Preamble
“Escrow Agent”	2.5(b)
“Escrow Agreement”	2.5(b)
“Escrow Shares”	2.5(b)
“Exchange Act”	5.5(a)
“Excluded Assets”	2.2
“Excluded Contracts”	2.2(a)
“Excluded Liabilities”	2.4

“Existing Lease”	2.7(c)
“Financial Statements”	3.5
“Generic Earn-Out Payments”	5.14(a)
“Generic Earn-Out Period”	5.14(a)
“General Product Failure”	5.16
“Holder”	5.19(d)
“Inbound Licenses”	5.19(d)
“IP Rights”	5.14(c)
“IRCA”	3.9(e)
“Lawsuit”	2.3(d)
“Leased Premises”	Definition of Lease
“License/Transfer Payment”	5.15(a)
“Material Contracts”	3.15(a)
“Nonassignable Assets”	5.6(a)
“Net Insurance Repayment”	6.4(b)
“Oxford”	2.8(o)
“Party” or “Parties”	Preamble
“Patented Earn-Out Payments”	5.14(b)
“Patented Earn-Out Period”	5.14(b)
“PEO”	3.8(a)
“PEO Agreement”	3.8(a)
“Progress Report”	5.12(a)
“Property Taxes”	5.4(f)
“Public Company”	5.5(a)
“Purchase Consideration”	2.5
“Registrable Securities”	5.19(e)
“Registration Expenses	5.19(c)
“Registration Statement”	5.19(f)
“Regulatory Permits”	3.18(a)
“Release”	2.3(d)
“Required Consents”	3.4(a)
“Required Vote”	3.3(b)
“Respondent”	6.5(a)
“Restricted Period”	5.5(a)
“Restricted Persons”	5.5(a)
“Restricted Territory”	5.5(a)
“SEC”	4.5
“SEC Documents”	4.5
“Seller”	Preamble
“Seller Indemnitees”	6.2
“Shelf Registration”	5.19(a)
“Shelf Registration Period”	5.19(b)
“Subcontractors”	2.3(d)
“Successor Entity”	5.12(a)
“Termination Date”	7.1(b)
“Third Party (Sub)Licensee”	5.12(c)
“Transfer Taxes”	5.4(a)
“Transferred Worker”	5.7(a)
“WARN Act”	3.9(c)
“Written Agreement”	5.12(c)

1.3 Other Definitional and Interpretive Matters.  As used in this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated, and the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any reference in this Agreement to gender shall include all genders, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder;

(g) if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h) unless indicated otherwise, mathematical calculations contemplated hereby will be made to four digits, but payments will be rounded to the nearest whole cent, after aggregating all payments due to or owed by a Person;

(i) references to a Person are also to its permitted successors and assigns;

(j) documents or other information and materials shall be deemed to have been “made available” by Seller if and only if Seller has posted such documents and information and other materials to the online data room at least 48 hours prior to the execution and delivery of this Agreement by the Parties;

(k) although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(l) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby;

(m) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice (including in quantity and frequency)”;

(n) all acts and proceedings taken and all documents executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered;

(o) references to Seller’s “knowledge” (and words of similar import) mean the actual knowledge of Michael Dwyer, Gavin Anderson, John Kerr, and Hugh Hierholzer, none of whom shall have any personal liability or obligations regarding such knowledge of Seller;

(p) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence; and

(q) the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof.

ARTICLE 2

Purchase and Sale of Assets; Closing

2.1 Purchase and Sale of Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from Seller, free of all Encumbrances (other than Permitted Encumbrances), the right, title and interest in, to and under all of the assets, properties and rights of every kind and nature which relate to or are used, held for use or useful in connection with the Business, other than the Excluded Assets (collectively, the “Acquired Assets”),including, without limitation, the following:

(a) all Assigned Intellectual Property;

(b) the Covered Products;

(c) all of the Contracts listed in Section 2.1(c) of the Disclosure Schedule (the “Assumed Contracts”), and the rights, claims and incidents of Seller thereunder from and following the Closing Date;

(d) all Business Records, and the right to access any Business Records that are not delivered to Buyer at Closing, including access to Business Records necessary for Buyer’s making Tax filings and preparing financial statements, with Seller being entitled to retain copies of such Business Records it deems reasonably necessary for Seller to make Tax filings;

(e) to the extent permitted by applicable Law, all Employee Information, with Seller being entitled to retain copies of such Employee Information it deems reasonably necessary for Seller to comply with applicable Law;

(f) all rights, claims and causes of action that are related to the Business, any of the Assumed Liabilities or any of the Acquired Assets;

(g) all rights, claims and credits of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller for or in connection with the Business, or in respect of any of the Acquired Assets or any Assumed Liabilities;

(h) all personal property of every kind and description used or held for use by Seller in, or necessary for, the operation of the Business, including all tangible assets and all other current assets, property and equipment, inventory, study and other data, know-how, formulae, processes (including manufacturing processes and requirements), reports, books, records, files, designs, regulatory licenses and approvals, to the extent transferable, and other regulatory information, including the items set forth on Section 2.1(h) of the Disclosure Schedule (the “Business Property”);

(i) to the maximum extent assignable, all Permits used or held for use in, or necessary or useful for the conduct of, the Business; and

(j) all goodwill of or relating to the Business.

2.2 Excluded Assets.  Notwithstanding any provision of this Agreement to the contrary, Buyer shall not acquire, and the Acquired Assets shall not include, the following (the “Excluded Assets”):

(a) all Contracts of Seller not listed in Section 2.1(c) of the Disclosure Schedule (the “Excluded Contracts”);

(b) all Tangible Property listed on Section 2.2(b) of the Disclosure Schedule;

(c) all cash, cash equivalents, bank accounts, certificates of deposit, treasury bills, treasury notes and marketable securities of Seller;

(d) all accounts receivable, notes receivable and other receivables (whether short-term or long-term) of Seller;

(e) all deposits and prepaid expenses made or paid to utility companies, vendors or other Persons;

(f) all data and records with respect to Workers who are not the Transferred Worker or who do not become service providers to Buyer or its Affiliates at or after the Closing;

(g) all rights, claims and causes of action that are related to the Excluded Assets and Excluded Liabilities;

(h) all rights of Seller under this Agreement and the Ancillary Agreements;

(i) the corporate charter, any qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to Taxes, and any other documents relating to the governance, organization, maintenance and existence of Seller or Seller Sub;

(j) shares, stock or equity interests in Seller or Seller Sub or their respective Affiliates;

(k) all Seller Plans;

(l) all Tax assets and all claims arising from a refund or prepayment of Taxes and other governmental charges of whatever nature with respect to Pre-Closing Taxes;

(m) all insurance policies of Seller, all records relating thereto and all rights to applicable claims and proceeds thereunder (except, to the extent applicable, any insurance proceeds paid or payable by any insurer for any tangible Business Property that is destroyed or damaged after the date of this Agreement and prior to the Closing);

(n) the “Azaya Therapeutics” name and the “www. azayatherapeutics.com” Domain Name; and

(o) any other assets that are specifically identified or described on Section 2.2(o) of the Disclosure Schedule.

2.3 Assumed Liabilities.

(a) At the Closing, in accordance with the terms and conditions of the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), Buyer shall accept, assume and agree to pay, perform or otherwise discharge on a timely basis, as the case may be, only the Assumed Liabilities. “Assumed Liabilities” means (i) the Assumed Payment Obligations and (ii) all Liabilities under the Assumed Contracts arising after the Closing Date (but excluding any Liabilities related to a breach, non-performance or default by Seller under the Assumed Contracts occurring prior to or on the Closing Date (unless otherwise expressly provided in this Agreement or any Ancillary Agreement) and excluding Liabilities of the parties thereto that are not Seller).

(b) If any claim arises or occurs against Buyer with respect to any of the Assumed Liabilities, Buyer shall have, and Seller hereby assigns to Buyer, any defense, counterclaim or right of setoff that would have been available to Seller or the Business if such claim had been asserted against Seller or the Business. The assumption by Buyer of the Assumed Liabilities and the transfer of the Assumed Liabilities by Seller shall in no way expand the rights or remedies of any Person against Buyer or Seller or their respective Affiliates, officers, directors, employees, stockholders and advisors as compared to the rights and remedies that such Person would have had against such parties had Buyer not assumed the Assumed Liabilities.

(c) At the Closing, Buyer will assume and fully pay, perform or otherwise discharge, on a timely basis (but in no event more than thirty (30) days following the Closing), the outstanding accounts payable of Seller set forth on, and up to the amounts set forth on, Section 2.3(c) of the Disclosure Schedule (the “Assumed Trade Payables”). Seller hereby represents and warrants that (i) each of the Assumed Trade Payables represents a bona bide payment obligation to a Third Party; and (ii) each of the pay-off amounts set forth on Section 2.3(c) of the Disclosure Schedule completely and accurately represents the full amount due and owing by Seller to each such Third Party through the Closing Date (including accrued interest). Seller agrees that it shall use commercially reasonable efforts to obtain pay-off confirmation letters from each Third Party holding an Assumed Trade Payable in an aggregate amount greater than $25,000.  Seller further agrees that it will comply with the reasonable requests of Buyer with respect to communication, negotiation and disclosures to such Third Parties in connection with the discharge of such Assumed Trade Payables.  In the event that Buyer seeks to resolve any Assumed Trade Payable for an amount less than the amount reflected on Section 2.3(c) of the Disclosure Schedule, Buyer will use commercially reasonable efforts to obtain a release from the third party to whom such Assumed Trade Payable is owed that releases Seller and Buyer from the remaining amount of such Assumed Trade Payable; provided that in the event that such Third Party refuses to execute a release in connection with a partial payment of an Assumed Trade Payable, Buyer agrees to remain solely responsible for the payment, performance and otherwise discharge, on a timely basis, of the full amount owed to such Third Party as set forth on Section 2.3(c) of the Disclosure Schedule and to indemnify and hold harmless Seller in respect of, the balance of such Assumed Trade Payable.  The Parties agree and acknowledge that Seller will remain solely liable for, and shall indemnify and hold harmless Buyer in respect of, (i) all outstanding accounts payable of Seller that are not listed on Section 2.3(c) of the Disclosure Schedule; and (ii) any amounts that a Third Party alleges it is owed by Seller that are in excess of the respective Assumed Trade Payable amount set forth on Section 2.3(c) of the Disclosure Schedule for such Third Party (except for such amounts solely attributable to delays caused by Buyer’s attempts to negotiate the pay-off amount of such Assumed Trade Payable, including additional accrued interest on such Assumed Trade Payable).

(d) On or before the Closing, Buyer shall negotiate in good faith with Metropolitan Contracting Company, LLC (“Contractor”) the process by which Buyer will make a payment of $*** (the “Assumed Contractor Claims”) to a third party escrow agent for the benefit of Contractor to pay, perform and otherwise discharge any and all claims (the “Damage Claims”) asserted by Contractor against Seller in connection with past services (the “Contractor Services”) performed by Contractor and its subcontractors (the “Subcontractors”).  Buyer’s payment of the $*** to Contractor is conditioned on (collectively, the “Contractor Release”): (i) Contractor releasing the Affidavits Claiming Mechanic’s Lien recorded as Document No. 20150104503 and Document No. 20150104504 in the Official Public Records of Real Property, Bexar County, Texas; (ii) Contractor providing a sworn statement of the legal fees and costs incurred in Civil Action 2015-C1-20831 (the “Lawsuit”) in the District Court, 73rd Judicial District, Bexar County, Texas (the “Court”), (iii) Contractor nonsuiting with prejudice the Lawsuit and such Lawsuit being dismissed with prejudice by the Court, (iv) Contractor, Buyer and Seller executing and delivering a full mutual release (the “Release”) of Contractor, Buyer and Seller in connection with the Contractor Services and (v) Contractor agreeing to indemnify Buyer and Seller in respect of any claims by a Subcontractor in respect of the Contractor Services.  Seller shall be solely responsible for the payment of any Damage Claims in excess of $*** that are not unconditionally released pursuant to the Contractor Release.  The Assumed Trade Payables and Assumed Contractor Claims are collectively referred to herein as the “Assumed Payment Obligations.”

2.4 Excluded Liabilities.  Notwithstanding any provision of this Agreement to the contrary (and without implication that Buyer is assuming any Liability of Seller or the Business or any Liability related to any of the Acquired Assets other than the Assumed Liabilities), neither Buyer nor any of its Affiliates is assuming, and neither Buyer nor any of its Affiliates shall be required to pay, perform or otherwise discharge, any Liabilities that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), whether or not, in any particular instance, any such Liability has a value for accounting purposes, is carried or reflected on or specifically referred to in Seller’s financial statements or is known or unknown. Seller shall pay, perform or otherwise discharge, or contest in good faith, the Excluded Liabilities. The Excluded Liabilities include all Liabilities of Seller, other than the Assumed Liabilities, including the following:

(a) all Liabilities to the extent relating to, arising from or incurred in connection with the Excluded Assets (including any Excluded Contracts);

(b) (i) any and all employment-related Liabilities and Liabilities in respect of all Workers through the Closing Date, including (A) any Liabilities arising from the termination of Workers, (B) any and all Liabilities under any Seller Plan or PEO Plan, (C) any and all Liabilities arising from the failure to provide continuation coverage required by Section 4980B of the Code with respect to Workers (other than the Transferred Worker) or their respective beneficiaries, (D) any and all workers’ compensation and other similar claims asserted by or with respect to any Workers or their respective beneficiaries in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or conditions that existed or occurred in whole or in part prior to or on the Closing Date and (E) any and all obligations to reimburse Workers for business expenses incurred before the Closing Date, and (ii) all post-Closing Liabilities to the extent related to Workers who are not the Transferred Worker;

(c) all Liabilities for Taxes of Seller, or that relate to or are attributable to the Acquired Assets or the Business for any Pre-Closing Tax Period, including successor liability for Taxes as a result of the application of Section 6901 of the Code or any similar provision of Law;

(d) all Liabilities related to, associated with or arising under the Assumed Contracts prior to or on the Closing Date, including those related to, associated with or arising out of any breach, nonperformance or default, or overcharge or underpayment;

(e) all Liabilities of Seller or any of its Affiliates to the extent relating to any Indebtedness of Seller or any of its Affiliates;

(f) all Liabilities related to, associated with or arising out of any Action with respect to the operation of Seller, the Business or the Acquired Assets prior to or on the Closing Date, whether such Action is brought prior to, on or after the Closing Date (other than the Assumed Contractor Claims);

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(g) all accounts payable and accrued expenses of Seller, other than the Assumed Payment Obligations;

(h) all Liabilities pertaining to the Business and arising out of or resulting from Seller’s failure to comply with bulk transfer Laws at any time;

(i) all Liabilities of Seller to any stockholder, Affiliate of any stockholder, or Affiliate of Seller;

(j) all Liabilities related to, associated with, or arising out of any Action with respect to, the Seller Sub;

(k) all Liabilities pertaining to Seller and arising out of the non-compliance with any Law prior to or on the Closing Date; and

(l) legal, accountant, brokerage, finder’s fees and other fees and expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated hereby.

2.5 Consideration.  Subject to the terms and conditions of this Agreement, in consideration of the transfer of the Acquired Assets under Section 2.1, Buyer (or one or more of its designated Affiliates) shall (a) pay Seller (i) the consideration set forth below in Section 2.5(a) (the “Closing Consideration”), (ii) the Milestone Payments set forth in Section 5.13, (iii) the Earn-Out Payments set forth in Section 5.14, and (iv) the License/Transfer Payment set forth in Section 5.15, (b) assume and agree to pay, perform or otherwise discharge (subject to Buyer’s right to negotiate pay-off amounts of the Assumed Trade Payables as described in Section 2.3(c)), on a timely basis, the Assumed Liabilities and (c) deliver to the Escrow Agent the consideration set forth in Section 2.5(b) (collectively, the “Purchase Consideration”) as follows:

(a) At the Closing, Buyer shall (i) issue and deliver to Seller that number of fully paid and non-assessable shares of its common stock, $0.001 par value per share (the “Common Stock”), equal to $1,500,000 divided by Buyer’s Average Trading Price (the “Closing Shares”).  "Average Trading Price" shall mean the volume weighted average closing price of Buyer’s Common Stock on the Nasdaq Stock Market over the ten (10) consecutive trading days ending on the trading day immediately prior to the Closing Date.  For example, if the Average Trading Price is $2.00, 750,000 Closing Shares shall be issued and delivered to Seller.  The Closing Shares must be certificated in Seller’s name and will be “restricted securities” under the Securities Act.

(b) At the Closing, Seller, Buyer and Texas Capital Bank (the “Escrow Agent”) shall execute and deliver an Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), and Buyer shall deposit with the Escrow Agent that number of fully paid and non-assessable shares of its Common Stock equal to $500,000 divided by the Average Trading Price (the “Escrow Shares”).  For example, if the Average Trading Price is $2.00, 250,000 Escrow Shares shall be deposited with the Escrow Agent.  The Escrow Shares will be (i) certificated in Seller’s name, (ii) “restricted securities” under the Securities Act and (iii) held pursuant to the terms of the Escrow Agreement.  The Escrow Shares will be subject to the claims of the Buyer Indemnitees to the extent and in the manner provided in the applicable provisions of ARTICLE 6 and in the Escrow Agreement.

2.6 Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Agiletic Law Group, P.C., 15030 Avenue of Science, Suite 201, San Diego, California  92128, as promptly as practicable after the execution and delivery of this Agreement by the Parties, but no later than one (1) Business Day following the satisfaction or waiver of the conditions set forth in Sections 2.7 and 2.8 below (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver or fulfillment of those conditions) or at such other time and place as the Parties may agree in writing (the “Closing Date”).  The Parties acknowledge and agree that time is of the essence with respect to the Closing and (a) Buyer agrees to use reasonable best efforts to satisfy the conditions it is responsible for in Section 2.7 and (b) Seller agrees to use reasonable best efforts to satisfy the conditions it is responsible for in Section 2.8, in each case to effectuate the Closing as soon as practicable.  The effective time of the Closing, for all purposes, will be deemed to be at 12:01 a.m., Central Time, on the Closing Date.

2.7 Seller Closing Conditions; Deliveries by Buyer.  The obligation of Seller to effect the Closing shall be subject to the satisfaction, fulfillment or written waiver by Seller, at or prior to the Closing of the following conditions:

(a) Buyer shall deliver a certificate, dated as of the Closing Date, duly executed by an officer of Buyer, to Seller certifying that: (i) the representations and warranties set forth in ARTICLE 4 are true and correct, (ii) Buyer has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer (or its Affiliates) on or before Closing, (iii) all corporate action required to authorize the entry by Buyer into this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations under this Agreement and such Ancillary Agreements has been taken and is in full force and effect (including the passing of all required resolutions required to authorize the issuance of the Closing Shares and the Escrow Shares), and (iv) that attached thereto are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of Buyer authorizing this Agreement, the transactions provided

(b) for by this Agreement and the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party;

(c) Buyer shall deliver the Closing Shares to Seller and the Escrow Shares to the Escrow Agent;

(d) Buyer shall provide evidence reasonably satisfactory to Seller that Seller shall have no Liabilities under the Lease or with respect to the Leased Premises arising after the Closing Date (excluding Liabilities to the extent related to a breach, non-performance or default by Seller under its lease agreement, originally dated as of October 10, 2007, with Schmid-Moulton Parkway (the “Existing Lease”) occurring prior to or on the Closing Date);

(e) Buyer shall duly execute and deliver to Seller and the Escrow Agent, the Escrow Agreement;

(f) Buyer shall duly execute and deliver to Seller the Assignment and Assumption Agreement;

(g) Buyer shall duly execute and deliver to Seller each of the other applicable Ancillary Agreements;

(h) Buyer shall deliver the $*** amount owed to Contractor to the escrow agent for release to Contractor in accordance with the terms of the Contractor Release;

(i) Buyer’s Common Stock has not been delisted from the NASDAQ Stock Market; Buyer has not received written notice from the NASDAQ Stock Market that Buyer is not in compliance with the listing standards and rules of the NASDAQ Stock Market; and the Escrow Shares and Closing Shares have been approved for listing of the NASDAQ Stock Market, subject to official notice of issuance;

(j) Seller shall obtained the Required Vote;

(k) Seller shall have received copies of the materials constituting the Contractor Release (including the Release), duly executed, filed and/or certified by the relevant parties, and the Release must be in a form reasonably acceptable to Seller and

(l) Seller shall receive such further instruments and documents as may be required to be delivered by Buyer or its Affiliates pursuant to the terms of this Agreement or any Ancillary Agreement and as may be reasonably requested by Seller prior to the Closing in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Acquired Assets and Assumed Liabilities to Buyer.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.8 Buyer Closing Conditions; Deliveries by Seller.  The obligation of Buyer to effect the Closing shall be subject to the satisfaction, fulfillment or written waiver by Buyer, at or prior to the Closing of the following conditions:

(a) Seller shall deliver a certificate, dated as of the Closing Date, signed by an officer of Seller certifying that: (i) the representations and warranties set forth in ARTICLE 3 are true and correct; (ii) Seller has performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before Closing and (iii) since the Effective Date, no event or events have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Seller Material Adverse Effect;

(b) Buyer shall receive reasonably current certificates of good standing, including tax good standing, as applicable, of Seller from the States of Delaware and Texas;

(c) Buyer shall have received copies of the materials constituting the Contractor Release (including the Release), duly executed, filed and/or certified by the relevant parties, and the Release must be in a form reasonably acceptable to Buyer;

(d) Seller shall execute and deliver to Buyer each of the applicable Ancillary Agreements;

(e) Buyer shall receive evidence reasonably satisfactory to Buyer that each of the Required Consents has been obtained;

(f) Buyer shall receive evidence reasonably satisfactory to Buyer that the Required Vote has been obtained;

(g) Buyer shall receive evidence reasonably satisfactory to Buyer of termination of the contracts listed on Section 2.8(g) of the Disclosure Schedule;

(h) Buyer shall receive the non-competition/non-solicitation agreement, in substantially the form of Exhibit C hereto, duly executed by John Kerr;

(i) Buyer shall receive a certificate, dated as of the Closing Date, duly executed by an officer of Seller certifying (i) that all corporate action (including the passing of all required resolutions) required to authorize the entry by Seller into this Agreement and the Ancillary Agreements to which Seller is a party and the performance by Seller of its obligations under this Agreement and such Ancillary Agreements has been taken and is in full force and effect, (ii) that attached thereto are true, correct and complete copies of the certificate of incorporation and bylaws of Seller, each as amended to, and as in effect on, the Closing Date, and (iii) that attached thereto are true, correct and complete copies of the resolutions duly adopted by the board of directors of Seller and the stockholders of Seller authorizing this Agreement, the transactions provided for by this Agreement and the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party;

(j) Buyer shall receive appropriate termination statements or other applicable financing statement amendments under the Uniform Commercial Code in recordable form and other instruments as may be reasonably requested by Buyer evidencing the extinguishment, where applicable, of all security interests related to the Acquired Assets;

(k) Buyer shall receive a certificate of non-foreign status from Seller that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2), in the form specified by Treasury Regulations Section 1.1445-2(b)(2)(iv);

(l) Since the Effective Date, no event or events shall have occurred which, individually or in the aggregate, have, or could reasonably be expected to have, a Seller Material Adverse Effect;

(m) Buyer shall have received a letter, in form and substance reasonably acceptable to Buyer, from Chiltern International Ltd. (“Chiltern”), to the effect that upon payment in full by Buyer of Seller’s account payable to Chiltern in the amount of $***, Chiltern shall deliver to Buyer the complete trial master file for the European bioequivalency trial entitled “Protocol 0918-101” (regarding the Generic Product), including, without limitation, the clinical dataset (including SAS files), raw data, source documents, case report forms and IRB approvals;

(n) Seller shall have entered into settlement or similar agreements with each Third Party (other than the Contractor) that has filed a claim or complaint or otherwise initiated legal proceedings against Seller, which agreements shall provide that any such proceedings shall be dismissed with prejudice prior to or at the Closing (and to the extent any such Third Party maintains an Assumed Trade Payable, Buyer shall be required to pay such Assumed Trade Payable at the Closing as part of such settlement);

(o) Buyer shall have (i) entered into the Lease and (ii) received written notice from Oxford Capital, LLC (“Oxford”) pursuant to that certain Loan and Security Agreement between the Buyer and Oxford dated May 29, 2015, consenting to the transactions contemplated by this Agreement; and

(p) Buyer shall receive such further instruments and documents as may be required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Buyer prior to the Closing in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Acquired Assets and Assumed Liabilities to Buyer, including good, sufficient instruments of assignment with respect to the Assigned Intellectual Property in recordable form, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Acquired Assets without any Encumbrance (other than Permitted Encumbrances).

2.9 Accounting.  From and after the Closing, Buyer shall have the right and authority to collect for its own account all items that are included in the Acquired Assets. To the extent that, after the Closing, (a) Buyer or any of its Affiliates receives any payment that is for the account of Seller according to the terms of this Agreement or the Ancillary Agreements, or Seller makes a payment on behalf of Buyer with Buyer’s consent in respect of any Acquired Asset or any Assumed Liability, Buyer shall deliver such amount to Seller, or (b) Seller or any of its Affiliates receives any payment that is for the account of Buyer according to the terms of this Agreement or the Ancillary Agreements, or Buyer makes a payment on behalf of Seller with Seller’s consent in respect of any Excluded Asset or any Excluded Liability, Seller shall deliver such amount to Buyer. All amounts properly due and payable under this Section 2.9, if any, shall be due and payable by the applicable Party by wire transfer of immediately available funds to an account designated in writing by the other Party, and shall be delivered to the other Party within fifteen Business Days of receipt or such Party receiving notice from the other Party of payment thereof.

ARTICLE 3

Representations and Warranties of Seller

Subject to the exceptions set forth on the Disclosure Schedule, which exceptions shall be set forth in sections corresponding to the Sections of ARTICLE 3, with any information disclosed in any such section of the Disclosure Schedule being deemed to be disclosed only for purposes of the corresponding Section of ARTICLE 3, unless other Sections are appropriately cross-referenced or it is reasonably apparent from the face of the disclosure (without reference to any other document or information) that the disclosure contained in such section of the Disclosure Schedule also applies to another Section of ARTICLE 3, Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Qualification.  Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, license, use, lease and operate its properties and to carry on its business as now conducted, including the Business. Seller is duly qualified, licensed or admitted to transact business and is in good standing in each jurisdiction in which it owns, licenses, uses, leases or operates its business, or in which the nature of its business makes such qualification necessary, except where the failure to be so qualified or be so licensed could not reasonably be expected to have a Seller Material Adverse Effect. Seller has made available to Buyer accurate and complete copies of the certificate of incorporation and bylaws of Seller, both as currently in effect, and Seller is not in default under or in violation of any provision thereof.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.2 Capitalization; Subsidiaries.  All of the issued and outstanding shares of capital stock of Seller have been duly authorized and are validly issued, fully paid, and nonassessable. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of Seller’s capitalization, the names of all of Seller’s securityholders and the respective ownership interests of each such securityholder.  Seller does not have any Subsidiaries other than Seller Sub, and does not own any securities of or other ownership interests in any other Person. Except as set forth in Seller’s certificate of incorporation and bylaws, both as currently in effect, there are no agreements to which Seller is a party or by which it is bound with respect to voting (including voting trusts or proxies).  Seller Sub has not conducted any operations since inception and (i) has no assets or Liabilities (other than customary Liabilities relating to its organization and existence that are not, individually or in the aggregate, material), (ii) has not entered into any Contracts and (iii) has not had any communications relating to, and has no rights or obligations with respect to, any regulatory matters related to the Covered Products with any Governmental Authority.

3.3 Authority.

(a) Seller has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the Ancillary Agreements in which it is a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and such Ancillary Agreements have been duly authorized by all requisite corporate action (other than the Required Vote) by Seller. Other than (i) the approval of the board of directors of Seller, which has been obtained, and (ii) the approval of the stockholders representing the Required Vote, which approval will be obtained prior to Closing, no other corporate proceedings on Seller’s or the Seller’s stockholders’ part are necessary to authorize the execution, delivery or performance of this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) The affirmative vote or consent in writing of (i) the holders of a majority of the outstanding capital stock of Seller, voting together as a single class on an as-converted basis, (ii) the holders of at least 67% of the issued and outstanding shares of Seller’s Class A Preferred Stock, par value $0.01 per share, voting as a separate class, (iii) the holders of at least 67% of the issued and outstanding shares of Seller’s Class B Preferred Stock, par value $0.01 per share, voting as a separate class, (iv) the holders of at least 67% of the issued and outstanding shares of Seller’s Class C Preferred Stock, par value $0.01 per share, voting as a separate class, and (v) the holders of at least 67% of the issued and outstanding shares of Seller’s Class D Preferred Stock, par value $0.01 per share, voting as a separate class, are the only votes required of the stockholders to approve the transactions contemplated by this Agreement under Law, Seller’s certificate of incorporation and bylaws, both as currently in effect, or any Contract to which Seller is a party (collectively, the “Required Vote”).

(c) This Agreement has been duly executed and delivered by Seller, and this Agreement is, and the Ancillary Agreements to which Seller is a party when executed and delivered by Seller will be (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of the other parties thereto and the Required Vote has been obtained), valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the rights of creditors and general principles of equity applicable to specific performance, injunctive relief and other equitable remedies.

3.4 Approvals; Non-Contravention.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Seller is a party or for the consummation of the transactions contemplated hereby or thereby by Seller, except for the Required Vote and the consents or approvals set forth in Section 3.4(a) of the Disclosure Schedule that are required to transfer or assign to Buyer (or its Subsidiaries) any of the Acquired Assets or assign the benefits of or delegate performance with regard thereto (such consents or approvals, regardless of whether or not so set forth in the Disclosure Schedule, collectively referred to herein as the “Required Consents”).

(b) Assuming that the Required Consents and Required Vote are obtained, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party by Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the certificate of incorporation, bylaws or similar organizational documents of Seller; (ii) except as set forth on Section 3.4(b) of the Disclosure Schedule, violate or conflict with, in any material respect, or result in a material breach of or constitute (with notice or lapse of time, or both) an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, give rise to any material claim, give any Person additional rights or compensation under or give rise to any right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, Contract, Permit, order, judgment, decree or other arrangement to which Seller is a party or by which it is bound; (iii) violate, in any material respect, any Law of any Governmental Authority having jurisdiction over Seller or the Acquired Assets; or (iv) require Seller to obtain any consent, waiver, approval, ratification, Permit, license or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

3.5 Financial Statements. Section 3.5 of the Disclosure Schedule sets forth Seller’s unaudited balance sheets as of and statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2014 and 2015 and its unaudited balance sheet as of September 30, 2016 (the “Balance Sheet Date”) and the related unaudited statements of operations, statements of equity and statements of cash flow for the nine-month period then-ended (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (b) present fairly in all material respects the financial condition and results of operations and cash flows of Seller as of the dates and for the periods indicated therein (except that the interim period financial statements do not contain footnotes and are subject to customary year-end adjustments, none of which individually or in the aggregate would be materially adverse). There has been no change in the Seller’s accounting policies since the Balance Sheet Date, except as described in the Financial Statements.

3.6 Absence of Undisclosed Liabilities; Indebtedness.

(a) Seller has no Liabilities of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted, except for Liabilities (i) reflected in the most recent balance sheet included in the Financial Statements (the “Balance Sheet”), (ii) that were incurred since the date of the Balance Sheet in the ordinary course of business, or (iii) under the Assumed Contracts and the Excluded Contracts, and incurred in the ordinary course of business.

(b) Section 3.6(b) of the Disclosure Schedule sets forth the aggregate amount of Indebtedness of Seller that is outstanding immediately prior to the Effective Date, including an itemized list of each component thereof and the Person to who such Indebtedness is owed.

3.7 Tax Matters.

(a) All income Tax Returns and other material Tax Returns required to be filed by or with respect to Seller have been timely filed (taking into account any applicable extensions). All such Tax Returns were correct and complete in all material respects.  All material Taxes (whether or not shown as due on any Tax Return) that are due from Seller have been timely paid, except where any failure to timely pay any such Tax would not reasonably be expected, individually or in the aggregate, to cause a Seller Material Adverse Effect. Seller has not received written notice of a proposed claim by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction with respect to Seller, the Business, any of the Acquired Assets or otherwise. Seller has not received written notice of a proposed audit by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns.

(b) Seller has withheld and timely paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Worker, creditor, security holder or other third party with respect of any Tax period up to and including the Closing Date.

(c) There are no liens for Taxes upon any of the Acquired Assets, other than liens for Taxes not yet due and payable.

(d) No audit or administrative or judicial proceeding is pending or, to the knowledge of Seller, threatened involving any Tax or Tax Return relating to Seller.

(e) Seller has not entered into any closing agreements with any Governmental Authority, and has not requested or received any Tax rulings from any Governmental Authority that relate to the Acquired Assets or the Business.

(f) None of the Acquired Assets are (i) tax-exempt use property under Section 168(h) of the Code, (ii) tax-exempt bond financed property under Section 168(g) of the Code, (iii) limited use property under Revenue Procedure 2001-28, (iv) treated as owned by any other Person under Section 168 of the Code, or (v) United States real property interests as described in Section 897 of the Code.

(g) Seller has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency (in each case, other than by reason of filing a request for an extension of time to file a Tax Return), which currently remains in effect.

(h) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

3.8 ERISA and Employee Benefits.

(a) Seller entered into a Client Services Agreement (the “PEO Agreement”) with Administaff Companies II, L.P. (collectively, with any affiliates, successors or assignees thereof, the “PEO”) under which PEO and Seller (or an Affiliate thereof ) were co-employers of the Workers listed in Section 3.8(a) of the Disclosure Schedule.  The PEO Agreement was terminated by the PEO on or about December 12, 2016.

(b) Section 3.8(b) of the Disclosure Schedule contains a true and complete list of each material Company Plan, specifically indicating which of such plans are Seller Plans and which of such plans are PEO Plans. Seller has no obligation to change or otherwise modify any existing Seller Plan or to establish any new Plan.

(c) Copies of the following materials have been delivered or made available to Buyer with respect to each material Seller Plan, as applicable: (i) the current plan document or a written summary of such plan, (ii) each compensatory agreement between Seller or any Affiliate thereof, on the one hand, and any Worker listed in Section 3.8(a) of the Disclosure Schedule, on the other hand, (iii) the most recent determination or opinion letter from the IRS with respect to each Company Plan that is an Employee Pension Benefit Plan and (iv) any other documents, forms or other instruments relating to any Company Plan reasonably requested by Buyer.

(d) Each Seller Plan, and to the knowledge of Seller, each PEO Plan, has been established, maintained, operated and administered in substantial compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(e) Each Seller Plan that is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.  To Seller’s knowledge, each PEO Plan that is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(f) Neither Seller nor any ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each Seller Plan that is a “group health plan” subject to Section 4980B of the Code, Seller and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

3.9 Employment Matters.

(a) Section 3.9(a) of the Disclosure Schedule sets forth the name and current title of each Worker who is an employee, director, officer, consultant or independent contractor of the Business as of the date hereof.

(b) No Action in respect of any Worker is pending or, to the knowledge of Seller, threatened against Seller by or on behalf of any past, present or prospective Worker, including any Action related to discrimination, harassment, wrongful termination, misclassification, workers’ compensation or disability. There is no violation of any employment or consulting contract between Seller, on one hand, and any Worker offered employment or a consultancy by Buyer (or its Subsidiaries) prior to the Closing. Seller and its Subsidiaries are not a party to, or otherwise bound by, any Governmental Order relating to the Workers offered employment or consultancies by Buyer (or its Subsidiaries) prior to the Closing or employment or independent contractor practices in respect of the Business, and Seller and its Subsidiaries are in compliance in all material respects with all applicable policies and agreements relating to fees, wages, hours, employment, employment practices (including meal and rest periods), classification of employees and consultants, and terms and conditions of employment or consultancies in respect of the Business. Seller or its Subsidiaries has withheld and paid to (or is holding for payment not yet due to) the appropriate Governmental Authority all amounts required by Law to be withheld from the wages or salaries due to each of its Workers. Seller or its Subsidiaries have paid in full to all of its Workers offered employment by Buyer (or its Subsidiaries) prior to the Closing all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or agreement and have not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation, and to all Workers who are not offered employment by Buyer (or its Subsidiaries) prior to the Closing, any amounts due to such Workers. All amounts that Seller or its Subsidiaries are legally or contractually required to deduct from the compensation of Workers offered employment by Buyer (or its Subsidiaries) prior to the Closing or transfer to such Workers’ pension or provident, life insurance, disability insurance fund or otherwise, have been duly paid into the appropriate fund or funds, and neither Seller nor any of its Subsidiaries has any outstanding obligation to make any such transfer or provision.

(c) Seller is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar Law. Except as set forth on Section 3.9(c) of the Disclosure Schedule, Seller has not had any layoffs or terminations of Workers within one year prior to the Closing Date.

(d) Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, retention bonuses, unemployment compensation payments, payments subject to Section 280G of the Code or otherwise) becoming due to any Worker under any Seller Plan or otherwise or (ii) result in any acceleration of the time of payment or vesting of any material benefits.

(e) All current Workers in the United States are, and all former Workers in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement were, legally authorized to work in the United States. Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”), for the Workers hired prior to the date hereof, and Seller has complied with anti-discrimination provisions of the IRCA.

3.10 Labor Relations.  There is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of Seller, threatened against Seller or its Subsidiaries. Seller and its Subsidiaries have not engaged in any unfair labor practices. Neither Seller nor its Subsidiaries are a party to, have any material Liability with respect to or are otherwise bound by any collective bargaining agreement or other labor union contract applicable to Workers, nor does Seller know of any activities or proceedings of any labor union or other Person to organize any such Workers. There is no labor strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against or affecting the Business, nor, to the knowledge of Seller, has there been any such activity within the past three years.

3.11 Litigation.  Except as set forth on Section 3.11 of the Disclosure Schedule, there are, and since January 1, 2014, there have been, no Actions pending, or, to the knowledge of Seller, threatened, against Seller, its Subsidiaries or any of their respective assets or properties, including any Assigned Intellectual Property, or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Seller, its Subsidiaries, any of their respective assets or properties or, to the knowledge of Seller, any of their respective directors or officers (in their capacities as such), that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby that would reasonably be expected to have a material adverse effect on the ability of Seller to carry out its obligations under this Agreement or the Ancillary Agreements or any other document entered into in connection herewith or therewith. There are no outstanding Governmental Orders or settlements that restrict the Business, the Acquired Assets or the Assumed Liabilities. There are no Actions by Seller pending, or that Seller intends to initiate, against any other Person.

3.12 Compliance with Laws; Business Practices.

(a) Seller is not, and in the past three years has not been, in material default under or in violation of, or been charged with any material violation of any Law (including any applicable environmental, labor, export control or foreign corrupt practices Law) to which Seller is or was subject, or by which Seller’s assets or properties are or were subject or by which Seller’s assets or properties are or were bound.

(b) Seller has not applied for or received, is not and will not be entitled to and is not and will not be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority.

(c) All Permits used or held for use in, and necessary for, the conduct of the Business as heretofore conducted and the Acquired Assets are listed in Section 3.12(c) of the Disclosure Schedule. All of the Permits have been legally obtained and maintained and are in full force and effect, except as otherwise set forth on Section 3.12(c) of the Disclosure Schedule.  None of Seller, the Business or any of the Acquired Assets is in violation in any material respect of or is being operated in violation in any material respect of the terms of any Permit, and there is no pending or, to Seller’s knowledge, threatened termination, expiration or revocation thereof.

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of any of the transactions contemplated hereby or thereby will not: (i) require any assignment, consent, waiver or other action in respect of any Permit; or (ii) result in the termination or modification of any Permit.

3.13 Entire Business.  Other than the Existing Lease, the Permits listed on Section 3.12(c) of the Disclosure Schedule, the Seller’s prior employees and consultants, cash to fund operations, and the Excluded Assets, the Acquired Assets constitute all of the assets, properties and rights related to, used in or held for use in the Business as heretofore conducted.

3.14 Transactions with Affiliates.  No officer or director of Seller (nor to Seller’s knowledge any immediate family member of any of such Persons), has, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to Seller any goods or services or (b) any interest in any Contract to which Seller is a party (except for normal compensation for services as an officer or director).

3.15 Contracts.

(a) Section 3.15 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Contract (whether or not such Contract is an Assumed Contract) of Seller under which Seller or any Subsidiary of Seller has ongoing executory obligations or the ability to enforce rights thereunder and that is included within any of the following categories (the “Material Contracts”):

(i) any Contract for the purchase of materials, supplies, equipment or services under which (i) Seller has made payments in excess of $10,000 during the twelve months immediately preceding the date of this Agreement and (ii) it is reasonably anticipated that Seller will make payments in excess of $10,000 during the twelve months immediately following the date of this Agreement;

(ii) any Contract pursuant to which Seller is obligated to provide services at a price fixed (but excluding warranty and maintenance Contracts);

(iii) any warranty or maintenance Contract pursuant to which Seller is obligated to provide services at a price fixed, for which the fully burdened cost of complete performance by Seller currently exceeds or is reasonably expected by Seller to exceed such price;

(iv) any Contract that expires (or may be renewed at the option of any Person other than Seller so as to expire) more than one year after the date of this Agreement, including any Contract under which Seller is required to provide support, maintenance, development or other services to any Person for a period of more than one year after the date of this Agreement;

(v) any Contract that Seller is not able to terminate at any time, without penalty, upon less than thirty-five (35) days’ notice to the other party to such Contract;

(vi) any Contract containing covenants limiting the freedom of the Seller to compete or engage in any line of business or with any Person or in any geographic area or market, including any Contract granting to any Person any “most favored nation” pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms;

(vii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any Contract for any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii) any executory Contract for any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;

(ix) any Contract in accordance with which the Seller or any of its Subsidiaries is a lessor or lessee of any real or personal property;

(x) any Contract providing a third party with rights to, or based upon, any owned Seller Intellectual Property including any nondisclosure or confidentiality agreements;

(xi) the Inbound Licenses;

(xii) any Contract with any related party or any Person with whom Seller does not deal at arms’ length;

(xiii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, except for the sale of products or services in the ordinary course of business;

(xiv) any Contract with any Governmental Authority;

(xv) any Contract under which the entering into this Agreement or the consummation of the transactions contemplated hereby would give rise to, or trigger the application of, any rights of any third party or any obligations that would come into effect upon the consummation of the transactions;

(xvi) any Contract relating to settlement of any Action;

(xvii) any Contract for the lease of personal property or equipment; and

(xviii) any Contract with any investment banker, broker, advisor or similar Person in connection with this Agreement and the transactions contemplated hereby.

(b) Each Material Contract that is an Assumed Contract (the “Assumed Material Contracts”) is in executed, written form, and a true and complete copy of each Assumed Material Contract has been provided to Buyer. Except as set forth on Section 3.15(b)(i) of the Disclosure Schedule, neither Seller nor, to the knowledge of Seller, any other party to any Assumed Material Contract is in any material respect in violation or breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under, or permit the acceleration of any rights under or termination of, any Assumed Material Contract. Seller has not released any of its material rights under any Assumed Material Contract. Except as set forth on Section 3.15(b)(ii) of the Disclosure Schedule, neither Seller nor any counterparty to an Assumed Material Contact has given any written notice of its intention to terminate nor has otherwise sought to repudiate or disclaim any Assumed Material Contract. No counterparty to any Assumed Material Contract has notified Seller in writing of the assertion of any right to renegotiate the terms or conditions of such Assumed Material Contract.

(c) Except as set forth on Section 3.15(c)(i) of the Disclosure Schedule, each Assumed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against Seller or a Subsidiary of Seller as party thereto and, to the knowledge of Seller, each other party thereto, in accordance with its terms, except that the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the rights of creditors and general principles of equity applicable to specific performance, injunctive relief and other equitable remedies. Except as set forth on Section 3.15(c)(ii) of the Disclosure Schedule, Seller has performed all of the material obligations required to be performed by it, and is entitled to all benefits, under the Assumed Contract.

(d) There is no dispute regarding the enforceability, validity or scope of any Assumed Contract, or performance under any such Assumed Contract, including with respect to any payments to be made or received by Seller thereunder. There are no IP Contracts included in the Assumed Contracts under which there is any dispute regarding the validity or scope of such Assumed Contract or performance under such Assumed Contract, including with respect to any payments to be made or received by Seller thereunder. Seller has not received any written notice, and to Seller’s knowledge, Seller has no reason to believe, that any counterparty to an IP Contract with Seller will not license Intellectual Property to or from Buyer immediately following the Closing Date on terms and conditions materially similar to those used in its current licenses to or from Seller.

(e) To Seller’s knowledge, no director, agent, employee or consultant or other independent contractor of Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects (i) the performance of his or her duties for Seller or (ii) his or her ability to assign to Seller rights to any invention, improvement, discovery or information relating to the Business.

(f) Assuming the Required Consents are obtained, all Assumed Contracts will continue to be in full force and effect with respect to the Business and the Acquired Assets immediately after the consummation of the transactions contemplated hereby.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all Registered Intellectual Property and material unregistered Trademarks and Copyrights. For each item of Registered

Intellectual Property, Section 3.16(a) of the Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is patented, registered, or pending, the patent or application number, and the filing and expiration dates thereof.

(b) To the extent Seller has been granted rights to or in any Intellectual Property from a third party, (i) all such third-party rights or third-party Intellectual Property incorporated, used or embedded in the Covered Products and applicable Contracts have been identified in Section 3.16(b)(i) of the Disclosure Schedule, (ii) all such third-party rights or third-party Intellectual Property otherwise required for the manufacture, testing, validation and operations of the Covered Products, have been identified in Section 3.16(b)(ii) of the Disclosure Schedule, and (iii) all such third-party rights or third-party Intellectual Property otherwise used in or necessary to the conduct of the Business heretofore have been identified in Section 3.16(b)(iii) of the Disclosure Schedule (the third-party rights and Intellectual Property described in clauses (i), (ii) and (iii), the “Inbound Licenses”). Except as set forth in Section 3.16(b)(iv) of the Disclosure Schedule, no royalties or payments are due now or in the future, and there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Assigned Intellectual Property. Except as set forth on Section 3.16(b)(v) of the Disclosure Schedule, no Person who has licensed Intellectual Property to Seller has ownership or any exclusive rights to any improvements, derivative works and other modifications made by Seller that are included in any Covered Products.

(c) Except for the Inbound Licenses, all right, title and interest in and to all of the Covered Products and Intellectual Property practiced, used or incorporated by Seller in the Business, as applicable, and the design, development, license or sale of the Covered Products, is owned solely by Seller and is fully transferable, alienable and licensable by Seller without restriction and without payment to any Person, and Seller has the sole and exclusive rights to practice and use such Intellectual Property, free from any Encumbrances (other than Permitted Encumbrances). Except pursuant to a written IP Contract listed in Section 3.16(c) of the Disclosure Schedule, Seller has not licensed or otherwise granted any right to any Person under any Assigned Intellectual Property or has otherwise agreed not to assert any such Intellectual Property against any Person. The Intellectual Property incorporated or used in or required for the Business and Covered Products comprises entirely the Assigned Intellectual Property and the Intellectual Property licensed to the Seller under the Inbound Licenses. There is no custom Software developed by or on behalf of Seller for any third party that Seller did not retain ownership of.

(d) There is no Action that is pending or, to the knowledge of Seller, threatened that (i) challenges the rights of Seller in respect of any Intellectual Property or Covered Product, other than office actions rejecting or objecting to the rights sought during prosecution of applications for Patents, Copyright registrations and Trademark registrations, (ii) asserts that the operation of the Business is, was or will be infringing or otherwise in violation of any Intellectual Property of any third party, or (iii) claims that any default exists under any IP Contract. None of the Assigned Intellectual Property is or has been subject to any Governmental Order, and Seller has not been subject to any Governmental Order in respect of any other Person’s Intellectual Property.

(e) All Assigned Intellectual Property, including Intellectual Property used in the Covered Products, was created solely by either (i) employees of Seller acting within the scope of their employment who have validly and irrevocably assigned, in a valid written assignment, all of their rights, including Intellectual Property rights, therein to Seller, and have waived, subject to limitations of applicable law any unassignable rights such as moral rights that they may possess in the Intellectual Property or (ii) third parties who have validly and irrevocably assigned, in a valid written assignment, all of their rights, including all Intellectual Property rights, therein to Seller, and have waived, subject to limitations of applicable law any unassignable rights such as moral rights that they may possess in the Intellectual Property.

(f) Seller has taken commercially reasonable measures to safeguard and maintain the confidentiality of all Trade Secrets that are part of the Assigned Intellectual Property. Seller has, and has been enforcing, a policy requiring each Worker to execute a proprietary information and invention assignment agreement substantially in Seller’s standard forms, and all Workers have executed such agreements in Seller’s standard forms, which forms are attached as Section 3.16(f)(i) of the Disclosure Schedule and each such executed agreement has been provided to Buyer. Except as set forth in Section 3.16(f)(iii) of the Disclosure Schedules, there has not been any breach by any Worker of any such agreement.

(g) No Assigned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, then-faculty or then-students of a university, college, other educational institution or research center was used in the development of any Assigned Intellectual Property.

(h) Seller has not transferred ownership of, or granted any exclusive license or exclusive right to use, or authorized the retention of any joint ownership rights in or to any Assigned Intellectual Property to any other Person. No Person who has licensed Intellectual Property to Seller that is or was practiced or used in the Business has ownership rights or license rights to improvements made by Seller in such Intellectual Property.

(i) None of Seller, the Covered Products or the operation of the Business as currently conducted and as has been conducted in the last six years, does not infringe, violate or misappropriate, and has not infringed, violated or misappropriated, any Intellectual Property right or other rights (including rights of privacy or publicity) of any Person, or constitutes or constituted unfair competition or trade practices under the laws of any jurisdiction. Seller has not received any written notice from any Person claiming or suggesting that Seller, the Covered Products or the operation of the Business infringes or misappropriates any Intellectual Property right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the knowledge of Seller is there any Basis therefor).

(j) Each item of Registered Intellectual Property is valid, enforceable and subsisting, and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting or maintaining, as applicable, such Registered Intellectual Property. To the knowledge of Seller, no facts or circumstances exist, including any information or fact that would constitute prior art and/or a public use that would render any of the Assigned Intellectual Property invalid or unenforceable. All fees, annuities, royalties, honoraria and other payments that are or were due from Seller on or before the date of this Agreement for any of the Assigned Intellectual Property or the IP Contracts have been paid. There are no actions that must be taken within sixty days after the Closing Date, including the payment of any fees or royalties under any IP Contract or the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of prosecuting, maintaining, perfecting, preserving or renewing any Registered Intellectual Property.

(k) In each instance where Seller has acquired any Assigned Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment irrevocably transferring all rights in such Assigned Intellectual Property (including the right to seek past and future damages with respect thereto) to Seller and, to the maximum extent provided for by, and in accordance with, applicable Laws, Seller has recorded each such assignment with the relevant Governmental Authorities, including the United States Patent and Trademark Office, the United States Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer of any Assigned Intellectual Property or Assumed Contracts, will result, as a consequence of any actions (including the existence of an Assumed Contract) or inactions of Seller taken prior to Closing, in: (i) Seller or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them (other than the assignment of the Assigned Intellectual Property to Buyer as contemplated by this Agreement); (ii) Buyer or any of its Subsidiaries being bound by, or subject to, any non compete or other material restriction on the operation or scope of their respective businesses; (iii) Buyer or any of its Subsidiaries being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; or (iv) the forfeiture or termination, or will give rise to a right of forfeiture or termination, of any of the Assigned Intellectual Property or any IP Contract.

(m) No Assigned Intellectual Property has been permitted to lapse or enter the public domain.

(n) Seller has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines and, to the knowledge of Seller, all Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personally Identifiable Information and (ii) taken commercially reasonable measures, including operational, managerial, physical and technical measures, to ensure that Personally Identifiable Information is protected against loss, damage, and unauthorized and unlawful access, use, modification or other misuse. There has been no loss, damage or unauthorized access, use, unauthorized transmission, modification or other misuse of any such Personally Identifiable Information by Seller, and, to the knowledge of Seller, its contractors and agents. No Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, unauthorized transmission, modification or other misuse of any Personally Identifiable Information by Seller or any of its employees or contractors and, to the knowledge of Seller, there is no reasonable basis for any such claim or action. The execution, delivery and performance of this Agreement and the transactions contemplated hereby comply with Seller’s applicable privacy policies and with all Laws relating to data privacy, data protection and data security (including any such Laws in the jurisdictions where the applicable information is collected). Seller has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons required by Laws related to data privacy, data protection and data security and has filed any required registrations with the applicable data protection authority.

3.17 Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Governmental Order binding upon Seller that has or could reasonably be expected to have, whether before or after consummation of the transactions contemplated hereby, the effect of prohibiting or impairing any current or future business practice of Seller, the conduct of the Business by Seller as currently conducted, the ownership by Buyer of the Acquired Assets, the transfer of the Acquired Assets to Buyer or the conduct of the Business after the Closing by Buyer. Without limiting the foregoing, Seller has not entered into any customer or other Contract: (a) under which Seller grants “most favored nation” pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or which restricts the right of Seller to license or provide the Covered Products in any manner (including pricing terms); (b) under which Seller is, and the Assumed Contracts will not result in Buyer being, restricted from selling, licensing or otherwise distributing any of the Assigned Intellectual Property or Covered Products to, or from providing services to, customers or potential customers, in any geographic area, during any period of time or in any segment of the market; or (c) that limits the right of Seller to purchase or otherwise obtain any software, products or services material to the development or provision of the Covered Products.

3.18 Regulatory Matters.

(a) The Business and the Covered Products are in compliance in all material respects with all current applicable Law, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental Authority having regulatory authority or jurisdiction over the Business and the Covered Products and related assets used or useful in the Business. Except as set forth in Section 3.18 of the Disclosure Schedules, as of November 13, 2015 (the date Seller ceased conducting the Business), Seller had such permits, licenses, clearances, registrations, exemptions, patents, franchises, and other approvals, consents and other authorizations issued by the appropriate domestic or foreign regional, federal, state, or local regulatory agencies or bodies necessary to conduct the Business as conducted as of such date, including, without limitation, an Investigational New Drug Application (“IND”) as required by the FDA, the EMA or any other permits, licenses, clearances, registrations, exemptions, patents, franchises, and other approvals, consents and other authorizations issued by domestic or foreign regional, federal, state, or local agencies or bodies engaged in the regulation of pharmaceuticals such as those being developed by the Seller and its Subsidiaries (collectively, the “Regulatory Permits”); the Seller is and since January 1, 2014 has been in compliance in all material respects with the requirements of the Regulatory Permits, and all of such Regulatory Permits are valid and in full force and effect; the Seller has not received any written notice of proceedings relating to the revocation, termination, modification or impairment of rights of any of the Regulatory Permits that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Seller Material Adverse Effect; the Seller has not failed to submit to the FDA or EMA any IND, BLA, NDA or MAA necessary to conduct the Business, any such filings that were required to be made were in material compliance with applicable laws when filed, and no material deficiencies have been asserted by the FDA or EMA with respect to any such filings or submissions that were made.

(b) Seller and, to Seller’s knowledge, its suppliers and manufacturers are in compliance in all material respects with all applicable Laws, rules, regulations, standards, guides or orders administered or issued by the FDA or any other Governmental Authority relating to the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage and distribution of the Covered Products, including applicable quality system regulations, which incorporate current Good Manufacturing Practice requirements.  Further, no governmental action (excluding any legislation that has been or may be proposed) has been taken or, to Seller’s knowledge, is in the process of being taken that could slow, halt or enjoin the development and manufacturing of the Covered Products and the Business or subject the development and manufacturing of the Covered Products and the Business to regulatory enforcement action.

(c) Neither Seller nor, to Seller’s knowledge its manufacturers or suppliers, has received from the FDA or any other Governmental Authority any notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental Authority, and there have been no seizures conducted or, to Seller’s knowledge, threatened by the FDA or other Governmental Authority, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts conducted, requested or, to knowledge of Seller, threatened by the FDA or other Governmental Authority relating to the Business or to the Products.  Seller has no knowledge of any facts which would furnish any reasonable basis for Seller to receive any of the communications referenced in the previous sentence.

(d) Seller has not failed to file with the applicable regulatory authorities (including, without limitation, the FDA, EMA or any other Governmental Authority performing functions similar to those performed by the FDA or EMA) any required filing, declaration, listing, registration, report or submission, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect; all such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable laws when filed and no deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.  Seller has provided to Buyer true, accurate and complete copies of all regulatory filings, declarations, listings, registrations, reports and submissions.  No filing or submission to the FDA or any other Governmental Authority that is the basis for any approval or clearance contains any material omission or material false information.

(e) The studies, tests and preclinical and clinical investigations conducted by or on behalf of the Seller were conducted in all material respects in accordance with established protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws and Regulatory Permits, including, without limitation, the Federal Food, Drug, and Cosmetic Act and its implementing regulations set forth at 21 C.F.R. Parts 50, 54, 56, 58, and 312; and the Seller has not received any notices or correspondence from any Governmental Authority requiring the termination,

(f) suspension or material modification of any studies, tests or preclinical or clinical investigations conducted by or on behalf of the Seller.

(g) Seller is not aware of any facts which are reasonably likely to require a change in the manufacturing, marketing classification, labeling or intended use of any Covered Products.

3.19 Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Buyer or any of its Subsidiaries could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Subsidiaries.

3.20 Solvency.

(a) No Governmental Order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:

(i) any petition or Governmental Order for the winding-up of Seller;

(ii) any appointment of a receiver over the whole or part of the undertaking or assets of Seller;

(iii) any petition or Governmental Order for administration of Seller;

(iv) any voluntary arrangement between Seller and its creditors (other than for certain holders of the Indebtedness to have the option to convert their indebtedness from the Company into capital stock of the Company);

(v) any distress or execution or other process levied in respect of Seller which remains undischarged; or

(vi) any unfulfilled or unsatisfied Governmental Order against Seller.

(b) The consideration received by Seller hereunder constitutes reasonably equivalent consideration for Seller’s entrance into the transactions contemplated by this Agreement.

3.21 Title to, and Condition of, Acquired Assets.

(a) Seller owns, and has good and valid title to, all of the Acquired Assets free and clear of any Encumbrances other than Permitted Encumbrances and, upon consummation of the transactions contemplated hereby, assuming receipt of all Required Consents and the Required Vote, Seller will transfer to Buyer good title to all of the Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Seller has not sold or otherwise transferred, or leased or licensed, any Acquired Asset to any other Person.

(b) Subject to the updating of certain qualification and validation procedures and certain recalibrations which, in the aggregate, will not involve more than $*** of expense, all tangible assets included in the Acquired Assets are (i) in good working condition and repair (other than ordinary wear and tear not caused by neglect) and (ii) usable by Buyer in the ordinary course of business to operate the Business on the Closing Date.

3.22 Environmental Matters.  Seller has since January 1, 2014 been, and is, in material compliance with all applicable Environmental Laws, which compliance includes the possession and compliance by the Seller of, and maintenance of, all applicable Environmental Permits and other required authorizations from any Governmental Authority required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  Seller has not (a) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with applicable Environmental Laws, or (b) exposed any employee or any Third Party to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability under any applicable Environmental Law.  Seller has not received any notice or other communication (in writing), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges (i) that Seller is not in compliance with any Environmental Law, (ii) any Liability under any Environmental Law or (iii) seeks to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation under any Environmental Law, and, to the knowledge of Seller, there are no circumstances that could reasonably be expected to materially prevent or interfere with Seller’s compliance with any applicable Environmental Law in the future.  Seller is not subject to any order or other proceeding or written agreement by or with any Governmental Authority or Third Party imposing any Liability with respect to any of the foregoing.  To the knowledge of Seller, there are no environmental assessments or environmental audit reports or other similar environmental studies or analyses in the possession of or, to the knowledge of Seller, reasonably available to Seller relating to the Leased Premises.

3.23 Disclosure.  To the knowledge of Seller, neither this Agreement, any of the Ancillary Agreements, the schedules, attachments or exhibits hereto, nor any other written material delivered to Buyer or any of its respective directors, officers, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

3.24 No Other Representations or Warranties; Disclosure.  Except for the representations and warranties contained in this ARTICLE 3 (including the related portions of the Disclosure Schedule), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller or the Business furnished or made available to Buyer or its representatives (including, but not limited to, (a) any information regarding the Seller or the Business provided at any management presentation related to

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

the transactions contemplated by this Agreement, (b) any information communicated by or made available through the data room or due diligence process, or (c) any financial projection or forecast relating to the Business (collectively, the “Disclaimed Information”)) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 4

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has all requisite corporate power and authority to own, license, use, lease and operate its properties and to carry on its business. Buyer is duly qualified, licensed or admitted to transact business and is in good standing in each jurisdiction in which it owns, licenses, uses or leases property or operates its business or the nature of its business makes such qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect upon Buyer.

4.2 Authority.  Buyer has all requisite corporate power and authority to execute, deliver and perform under this Agreement and the Ancillary Agreements to which Buyer is a party and to effect the transaction contemplated hereby and thereby, and the execution, delivery and performance by Buyer of this Agreement and such Ancillary Agreements have been duly authorized by all requisite corporate action by Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement is, and the Ancillary Agreements to which Buyer is a party (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of the other parties thereto) when executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the rights of creditors and general principles of equity applicable to specific performance, injunctive relief and other equitable remedies.

4.3 Approvals; Non-Contravention.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party or for the consummation of the transactions contemplated hereby or thereby by Buyer.

(b) The execution, delivery and performance of this Agreement and each Ancillary Agreement (to which Buyer is a party) by Buyer, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer; (ii) violate or conflict with, in any material respect, or result in a material breach of or constitute (with notice or lapse of time, or both) an occurrence of material default under any provision of, result in the acceleration or cancellation of any obligation under, give rise to any material claim, give any Person additional rights or compensation under or give rise to any right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, Encumbrance, Contract, Permit, order, judgment, decree or other arrangement to which Buyer is a party or by which it is bound; or (iii) violate, in any material respect, any Law of any Governmental Authority having jurisdiction over Buyer.

4.4 Capitalization.  Buyer has taken all actions necessary to authorize and approve the issuance of the Closing Shares and Escrow Shares to be issued under this Agreement and, upon issuance, the Closing Shares and Escrow Shares to be issued pursuant to this Agreement (including any shares of Common Stock of Buyer to be issued to Seller as Milestone Payments or Earn-Out Payments) will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholder preemptive rights or rights of refusal with respect to such issuance of the Closing Shares and Escrow Shares upon consummation of the transaction contemplated by this Agreement.

4.5 SEC Documents.  Buyer has filed all required reports, schedules, forms, statements and other documents required to be filed by Buyer with the Securities and Exchange Commission (the “SEC”) since December 31, 2014 (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.  The financial statements of Buyer included in Buyer’s Form 10-K for the year ended December 31, 2015 and Buyer’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2016 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments). None of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

4.6 Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Buyer or any of its Affiliates.

4.7 Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to satisfy the payment obligations created by this Agreement which are payable within sixty (60) days of Closing.  In addition, Buyer has access to an equity credit line under which it can raise a total of up to $20,000,000, and Buyer believes that this amount will be sufficient to develop and commercialize the Generic Product.

4.8 Going Concern.  Buyer acknowledges and agrees that Seller (a) has not conducted the Business since November 13, 2015, (b) has only one employee, and (c) is not a going concern.

4.9 Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedule) and is not relying on any other information (including, but not limited to, the Disclaimed Information); and (b) neither the Seller nor any other Person has made any representation or warranty as to Seller, the Business or this Agreement, except as expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedule).  Without limiting the foregoing, Buyer has not relied upon, and the Seller should not have any liability with respect to, the Disclaimed Information.

ARTICLE 5

Covenants

5.1 Access to Information. After the Closing, Seller and Buyer each shall, and shall cause its respective Affiliates to, provide to each other and to their respective Representatives, upon request, reasonable access for inspection and copying of all information and documents existing as of the Closing Date and relating to the Business, the Acquired Assets or the Assumed Liabilities, and shall use commercially reasonable efforts to make its respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Acquired Assets or the Assumed Liabilities and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (a) comply with any reporting, filing or other requirements imposed by any Governmental Authority, (b) assert or defend any Action or allegation in any Action, other than Actions or allegations that one Party to this Agreement has asserted against the other Party, or (c) subject to clause (b) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in providing such information and in rendering such assistance. The access to information and documents contemplated by this Section 5.1 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Until the first anniversary of the Closing Date, no Party will destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer in writing to surrender such books, records and other data to Buyer (if Seller seeks to undertake the destruction or disposition) or Seller (if Buyer seeks to undertake the destruction or disposition) and the offeree does not agree in writing to take possession thereof during the ten-day period after such offer is made.

5.2 Confidentiality.

(a) All obligations of Buyer and its Affiliates under the Mutual Non-Disclosure Agreement, dated as of July 14, 2016, by and between Seller and Buyer (the “Confidentiality Agreement”) in respect hereof or the information contained herein and the information delivered to Buyer or its authorized Representatives pursuant hereto relating to the Business, the Acquired Assets or the Assumed Liabilities shall terminate simultaneously with the Closing.

(b) From the Effective Date, Seller shall hold in strict confidence from any Person and shall not, directly or indirectly, disclose, divulge or make any use of, and shall cause their respective Affiliates and their and their Affiliates’ respective Representatives to hold in strict confidence from any Person and to not, directly or indirectly, disclose, divulge or make any use of, any Confidential Information, including disclosure to journalists, customers, vendors, employees and consultants of Seller, participants or analysts in the industry in which the Business is conducted or through social media; provided that Seller may disclose the existence and the terms of this Agreement to (i) its stockholders as is necessary to solicit and obtain their approval of this Agreement and the transactions contemplated herein and (ii) certain holders of Seller’s Indebtedness as is necessary to solicit their approval to convert such Indebtedness into capital stock of the Seller; provided further that such stockholder and holders of Seller’s Indebtedness agree to keep the existence and terms of this Agreement confidential. As used in this Agreement, the term “Confidential Information” shall mean and include all information included in the Business Records or relating to the Acquired Assets, the Assumed Liabilities or the Business (including all Trade Secrets within the Assigned Intellectual Property and any information of a Party that is or would have been “Confidential Information” as defined in and subject to the Confidentiality Agreement) and the existence and terms of this Agreement.

(c) Notwithstanding the foregoing, nothing herein shall restrict Seller, its Affiliates or their respective Representatives from using or disclosing any Confidential Information to the extent that (i) such Confidential Information is or becomes (through no improper action or inaction by Seller, any of its Affiliates or their respective Representatives) generally available to the public after the Closing, or (ii) such disclosure is required by Law or by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process, as long as Seller, its Affiliates or their respective Representatives, as permitted by Law, promptly notify Buyer of such requirement so that Buyer has an opportunity to seek, at its expense, an appropriate protective or similar order.

(d) Seller, on behalf of itself, its Affiliates and their respective Representatives, acknowledges that in view of the nature of the Confidential Information and the objectives of the Parties in entering into this Agreement, the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Buyer after the Closing, and that any breach or threatened breach of the provisions of this Section 5.2 will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach of this Section 5.2, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without the proof of actual damage or any bond or similar security being posted, restraining Seller, any Affiliate of Seller or their respective Representatives from committing such breach or threatened breach.

5.3 Commercially Reasonable Efforts.  From time to time after the Closing, without additional consideration, each of the Parties shall (or, if appropriate, cause their respective Affiliates to) execute and deliver such further documents and instruments and take such other actions as may be necessary to make effective the transactions contemplated by this Agreement and the Ancillary Agreements.  If any Party hereto (or any of its Affiliates) shall following the Closing have in its possession any asset or right that under this Agreement should have been delivered to the other, such Party shall promptly deliver or caused to be delivered such asset or right to the other without charge or further consideration.

5.4 Tax Matters.

(a) Any transfer, sales, use, recording, value-added or similar Taxes (including any registration and/or stamp Taxes, levies and duties) that may be imposed by reason of the sale, assignment, transfer and delivery of the Acquired Assets to Buyer or its permitted assignees, the assumption by Buyer or its permitted assignees of the Assumed Liabilities or in connection with the Ancillary Agreements (“Transfer Taxes”) shall be the responsibility of and timely paid by Buyer, and Buyer, at its own expense, shall timely file all Tax Returns required to be filed in connection with the payment of such Taxes. The Parties hereto and their Affiliates shall cooperate in connection with the filing of any Tax Return for Transfer Taxes including joining in the execution of such Tax Return for Transfer Taxes and in obtaining all available exemptions from such Transfer Taxes. If Seller is required by Law to remit payment for Transfer Taxes, Buyer shall promptly reimburse Seller for such Transfer Taxes actually paid by Seller.

(b) Seller shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation to any Worker in connection with the operation or conduct of the Business for any period or portion thereof ending prior to or on the Closing Date, and Buyer shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Worker in connection with the operation or conduct of the Business after the Closing Date.

(c) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to Taxes, Seller, on the one hand, and Buyer, on the other hand, shall cooperate fully with each other, including the furnishing or making available at reasonable times of records, personnel or other materials necessary for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes. Materials provided pursuant to this Section 5.4(c) shall be “Confidential Information.”

(d) Within 120 days of the Closing Date, Buyer shall deliver to Seller a schedule setting forth the allocation of the Purchase Consideration (taking into account any adjustments thereto) among the Acquired Assets and other covenants or agreements set forth in this Agreement and/or the Ancillary Agreements (the “Allocation Schedule”). Buyer agrees to prepare the Allocation Schedule in good faith.  Seller and Buyer each shall report the federal, state, local and foreign income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule. Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), neither Buyer nor Seller (nor any permitted assignee of Buyer) shall take a position inconsistent with such allocations on any Tax Return (including any forms required to be filed pursuant to Section 1060 of the Code), or otherwise. Within a reasonable period before the due date of such statements, Seller and Buyer shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with collection of any Tax.

(e) Notwithstanding any other provision of this Agreement, all payments under this Agreement will be made without deduction or withholding for or on account of any Taxes.

(f) All real property Taxes, personal property Taxes, and similar ad valorem obligations imposed on or with respect to the Acquired Assets (“Property Taxes”) for any Tax year period beginning on or before the Closing Date and ending after the Closing Date shall be prorated between Seller and Buyer as of the close of business on the Closing Date on a daily basis and such proration shall be deemed final. Seller shall be responsible for all such Property Taxes accruing under such daily proration methodology during any period up to and including the Closing Date. Buyer shall be responsible for all such Property Taxes accruing under such daily proration methodology during any period beginning on the day after the Closing Date. With respect to Property Taxes described in this Section 5.4(f), Seller shall prepare and timely file all Tax Returns filed or required to be filed before the Closing Date with respect to such Property Taxes and Buyer shall prepare and timely file all Tax Returns due and payable after the Closing Date with respect to such Property Taxes. If one Party remits to the appropriate Governmental Authority payment for Property Taxes, which are subject to proration under this Section 5.4(f) and such payment includes the other Party’s share of such Property Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Property Taxes. Any such reimbursements shall be made within five Business Days of the Party making such payment to the appropriate Governmental Authority; provided that, the Party requesting reimbursement of Property Taxes shall provide the other Party with a written notice indicating the amount due and the computation thereof.

5.5 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Seller understands that Buyer shall be entitled to protect and preserve the going-concern value of the Business to the extent permitted by Law and not otherwise provided pursuant to this Agreement and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.5. Therefore, from the Closing Date until the fifth anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall cause the individuals on Section 5.5(a) of the Disclosure Schedule (the “Restricted Persons”) not to, directly or indirectly, engage in a Competitive Business Activity (as defined below) anywhere in the world (the “Restricted Territory”). For all purposes hereof, the term “Competitive Business Activity” shall mean directly or indirectly: (i) engaging in, or managing, advising, instructing or directing persons engaged in, any business that creates, designs, develops, manufactures, markets, licenses, distributes, sells, implements, supports or otherwise exploits any service or product which is substitutable for or includes the same or substantially similar functionality (or intended functionality) as the Covered Products; (ii) acquiring or having an ownership interest in any entity that creates, designs, develops, manufactures, markets, licenses, distributes, sells, implements or supports any product or service which is substitutable for or includes the same or substantially similar functionality (or intended functionality) as the Covered Products (except for passive ownership of (A) Buyer or a Successor Entity, as applicable (B) one percent or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose equity securities are listed on any other major national or international stock exchange (a “Public Company”) or (C) one percent or less of any entity other than a Public Company); (iii) participating in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venturer or otherwise) in the financing, operation, management or control of any firm, partnership, corporation, entity or business that creates, designs, develops, manufactures, licenses, markets, distributes, sells, implements or supports any product or service which is substitutable for or includes the same or substantially similar functionality (or intended functionality) as the Covered Products; or (iv) utilizing their knowledge of the Business or their relationships with customers, suppliers or others to (A) engage or facilitate others to engage in any facet of the Business in the Restricted Territory; or (B) induce or encourage such customers, suppliers or others to cease buying from, supplying to or otherwise working with, the Buyer.

(b) During the Restricted Period, Seller and the Restricted Persons shall not, directly or indirectly, solicit or recruit (as an employee or contractor) any individual who is known by Seller or such Restricted Person to be an employee or contractor of Buyer or permitted assignees or induce any such individual who is known by Seller or such Restricted Person to be an employee or contractor of Buyer or any of its Affiliates or permitted assignees to terminate such individual’s employment or independent contractor relationship with Buyer or any of its Affiliates or their permitted assignees or successors.

(c) Neither Seller nor any of its officers or members of its Board of Directors (as currently constituted) shall make, directly or indirectly, any written or oral communications that would reasonably be considered to be disparaging of Buyer in any respect, including, but not limited to, communications with respect to Buyer’s business, technology, products, prospects, executives, officers, directors, former executives, consultants, contractors or agents. Nothing in this Section 5.5(c) shall preclude the giving of truthful testimony in any deposition or judicial or administrative proceeding.  Moreover, nothing in this Section 5.5(c) applies to communications made to immediate family members of Seller’s officers or Board of Directors (provided that such family members do not use such communications for purposes of making disparaging comments or communications about Buyer), or communications by authorized representatives of Seller to Seller’s attorneys, or to pleadings or other documents in any proceeding to enforce this Agreement

(d) Neither Buyer nor any of its officers, members of its Board of Directors or Affiliates shall make, directly or indirectly, any written or oral communications that would reasonably be considered to be disparaging of Seller in any respect, including, but not limited to, communications with respect to Seller’s executives, officers, directors, former executives, consultants, contractors or agents.  Nothing in this Section 5.5(d) shall preclude the giving of truthful testimony in any deposition or judicial or administrative proceeding.  Moreover, nothing in this Section 5.5(d) applies to communications made to immediate family members of Buyer’s officers or Board of Directors (provided that such family members do not use such communications for purposes of making disparaging comments or communications about Seller), or communications by authorized representatives of Buyer to Buyer’s attorneys, or to pleadings or other documents in any proceeding to enforce this Agreement.  Nothing in this Section 5.5(d) will prevent Buyer from making public disclosures which, based on the advice of Buyer’s legal counsel, are required to be made pursuant to applicable securities laws.

(e) Seller and Buyer recognize that the Laws and public policies of various countries, states, cities or other political subdivisions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.5. The covenants contained in this Section 5.5 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 5.5. It is the intention of the Parties that the provisions of this Section 5.5 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provision of this Section 5.5 (or part thereof) shall not render unenforceable, or impair, any other provision of this Section 5.5. Seller, on behalf of itself and its Representatives and the Restricted Persons, expressly authorizes the enforcement of the covenants set forth in this Section 5.5 by Buyer and any Affiliates of Buyer, the permitted assigns of Buyer and any Affiliates of Buyer and any successors of Buyer and any Affiliates of Buyer. If the provisions of this Section 5.5 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(f) Seller acknowledges that (i) the goodwill associated with the Business prior to the Closing is an integral component of the value of the Business to Buyer and is reflected in the Purchase Consideration, and (ii) each agreement of Seller set forth in this Section 5.5 is necessary to preserve the value of the Business for Buyer following the transactions contemplated by this Agreement. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable and necessary to protect the legitimate business interests of Buyer, which include the interests of Buyer to protect (A) valuable Confidential Information, (B) substantial relationships with customers, and (C) customer goodwill associated with the ongoing business, because, among other things, (1) Seller and Buyer are engaged in a highly competitive industry, (2) the Competitive Business Activities are substantially similar to the Business and (3) Seller has access to, and is expected to continue to have access to, trade secrets and know-how of the Business.

(g) Seller and Buyer recognize, acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.5 would be inadequate. Accordingly, Seller agrees that if Seller breaches, or threatens to breach, any provision of this Section 5.5, Buyer will have available, in addition to any other right or remedy otherwise available, the right to seek preliminary and permanent injunctive relief and other equitable relief to prevent or curtail any such breach or threatened breach and to specific performance of any covenant contained in this Section 5.5, in each case without the proof of actual damage or any bond or similar security being posted, in order that the breach or threatened breach of such provisions may be effectively restrained. Seller further agrees that it will not assert as a claim or defense in any Action to enforce any provision hereof that Buyer has or had an adequate remedy at law. No specification in this Section 5.5 of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuit of other legal or equitable remedies in the event of a breach or threatened breach of this Section 5.5.

5.6 Assignment of Rights.

(a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, if such assignment, without the consent of a third party, would constitute a breach or result in the contravention or cancellation of such Acquired Asset (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller will use commercially reasonable efforts to obtain the consent of the other party to any such Acquired Asset or any claim, right or any benefit arising thereunder for the assignment thereof to Buyer. In the event consents to the assignment thereof cannot be obtained prior to the Closing, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer, at Buyer’s sole cost and in Seller’s name, and all benefits and obligations existing thereunder shall be for the account of Buyer. Seller shall take or cause to be taken, at Buyer’s sole cost, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Buyer, except to the extent prohibited by the terms of the Nonassignable Assets, to perform all the obligations and/or receive all the benefits of Seller under the Nonassignable Assets. Seller shall not modify or amend any Assumed Contract included in the Nonassignable Assets without the prior written consent of Buyer.

(b) The provisions of Section 5.6(a) shall not limit, modify or otherwise affect any representation or warranty of Seller under this Agreement. Accordingly, nothing in Section 5.6(a) shall affect Buyer’s other rights under this Agreement. In the event that it is learned by either Party hereto following the execution and delivery of this Agreement that Section 3.16(a) of the Disclosure Schedule failed to include or describe any additional Intellectual Property, causing the representations and warranties made by Seller in Section 3.16(a) not to be true and correct in all respects as of the date hereof, then (i) such Party shall promptly thereafter notify the other Party, and (ii) Seller shall take such actions as reasonably requested by Buyer in writing to ensure that Buyer is entitled to the same rights with respect to such additional Intellectual Property that Buyer would have enjoyed if such additional Intellectual Property had always been included or described in such applicable Section(s) of the Disclosure Schedule.

5.7 Transferred Worker.

(a) Buyer (or one or more of its permitted assignees) has made an offer to employ the individual listed on Section 5.7 of the Disclosure Schedule as employee of Buyer (or one or more of its permitted assignees) effective upon the Closing. The Seller consents to such individual becoming employed by Buyer (or one or more of its permitted assignees).  Such Individual, if he accepts such offer and commences employment with Buyer (or one or more of its permitted assignees) upon or within 30 days after the Closing, is referred to as the “Transferred Worker” as of the effective day of his employment with Buyer (or its applicable permitted assignees).

(b) Seller shall pay the Transferred Worker any and all compensation and other employment benefits due to such Transferred Worker through the Closing Date, including any payments with respect to paid time off, severance or prior notice of termination.

(c) Buyer shall not assume any Seller Plan or any Liabilities thereunder.

(d) Seller will, at its own expense, give all notices and other information required to be given by Seller or its Affiliates to the Workers, any labor or trade union, works council or any other employee representative body, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Code and other Laws in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e) Nothing in this Agreement shall require Buyer or its permitted assignees or Affiliates to employ or engage the Transferred Worker on anything other than an at-will basis, terminable at any time with or without cause, except if and to the extent otherwise required by Law.  Nothing in this Agreement, whether express or implied, shall be construed to (1) create any third-party beneficiary or other rights in any Worker of the Seller or its Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Seller Plan (or any dependent or beneficiary thereof)), (2) interfere with the rights of Buyer to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Law), discharge or discipline the Transferred Worker, or change the terms of employment or engagement of the Transferred Worker (to the extent permitted by applicable Law), or (3) amend any employee benefit plan of Buyer or its permitted assignees or Affiliates.

5.8 Bulk Sale Filings.  Buyer hereby waives, in connection with the transactions contemplated by this Agreement, compliance with the “bulk sales” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where Seller owns assets to be conveyed to Buyer (or any of its Subsidiaries) hereunder and other similar bulk transfer notice provisions.

5.9 Public Announcements. Seller shall not issue, and Seller shall cause its Affiliates to refrain from issuing, any press release or other public announcement concerning the existence of this Agreement, the terms of the transactions contemplated by this Agreement or otherwise relating to the subject matter of this Agreement without the prior written consent of Buyer.

5.10 Distribution.

(a) Before Seller distributes any portion of the Purchase Consideration to any holder of capital stock of Seller, Seller shall either set aside a sufficient amount of the Purchase Consideration or use the proceeds that Seller receives from the Purchase Consideration or otherwise make arrangements to (i) repay all known Liabilities including its Liabilities under Excluded Contracts, but excluding Assumed Liabilities, and (ii) establish adequate reserves for all contingent, conditional or unmatured Liabilities, but excluding Assumed Liabilities, and for Actions that have been made known to Seller or that have not arisen but are reasonably likely to become known or to arise after the date of dissolution, liquidation or wind-up of Seller. Seller further agrees not to file a voluntary bankruptcy petition for at least 90 days following the Closing Date.

(b) Section 5.10 of the Disclosure Schedule sets forth (i) an estimated balance sheet of the Seller as of December 31, 2016 (without giving effect to the transactions contemplated hereby) (the “Closing Date Balance Sheet”) that (A) has been prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements and (B) represents the Seller’s good faith, best estimate, based on information known to Seller as of December 31, 2016, of the items included therein, (ii) the aggregate amount of Indebtedness of Seller that is outstanding as of December 31, 2016, including an itemized list of each component thereof and the Persons to whom such Indebtedness is owed, (iii) a list of all known Liabilities of Seller that are not set forth on the Closing Date Balance Sheet, and (iv) for each Liability referenced on Section 5.10 of the Disclosure Schedule, Seller’s intentions with respect to the discharge of or reservation for such Liability, including the source of funds required for, and the proposed timing of, each such discharge or reservation. Seller shall discharge or reserve for the Liabilities set forth on Section 5.10 of the Disclosure Schedule in accordance with the arrangements set forth thereon.

(c) In the event that Seller winds up its business and dissolves or liquidates, it shall do so only in accordance with all applicable Laws, including the Laws of the State of Delaware.

5.11 Attorney-in Fact.  Seller, on behalf of itself and its Affiliates, hereby constitutes and appoints Buyer and its permitted assigns and successors the true and lawful attorneys of Seller and its Affiliates, as applicable, with full power of substitution, in the name of Seller and its Affiliates, as applicable, but on behalf of and for the benefit of Buyer and its Affiliates, to: (a) demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) institute, prosecute, compromise and settle any and all Actions that Buyer in its sole discretion may deem proper in order to collect, assert or enforce any claim, right, title or interest of any kind in or to the Acquired Assets; and (c) defend or compromise any or all Actions in respect of any of the Acquired Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

5.12 Commercially Reasonable Efforts; Progress Reports.

(a) (i) Buyer will, or (ii) if Buyer or its successors sells, assigns or otherwise transfers the rights to a Covered Product to an Affiliate or Third Party, or such Affiliate or Third Party sells, assigns or otherwise transfers the rights to a Covered Product to another Third Party (in each case, a “Successor Entity”), the Successor Entity will, use Commercially Reasonable Efforts to develop and commercialize each of the Covered Products.  Without limiting any other provision of this Agreement, Buyer or Successor Entity, as applicable, shall, on a semi-annual basis, provide Seller a written report (each, a “Progress Report”), with the first Progress Report being provided to Seller on the last day of the month in which the six-month anniversary of the Closing Date occurs and each subsequent Progress Report to follow every six months thereafter, describing in reasonable detail: (i) Buyer’s, Successor Entity’s, or Third Party (Sub)Licensee’s, as applicable, progress in the development or commercialization of the Covered Products during the preceding six (6) month period (including a summary of total investments, both expense and capital expenditures, in developing and commercializing each Covered Product during such period), all clinical studies completed or then in progress, any material regulatory activities, pre-launch activities and commercial launch of each Covered Product, and (ii) Buyer’s, Successor Entity’s, Third Party (Sub)Licensee’s, as applicable, then-current schedule of forecasted development and commercialization plans for each Covered Product for the following six (6) month period.  All contents of all Progress Reports shall constitute Confidential Information of Buyer or Successor Entity, as applicable, and shall be subject to the confidentiality and non-use provisions set forth in this Agreement.

(b) Buyer agrees and covenants that in the event that Buyer or its successors or any Successor Entity sells, assigns or otherwise transfers the rights to a Covered Product to a Third Party, as a condition to any such sale, assignment or transfer, such Third Party shall enter into a written agreement whereby it assumes all of the obligations of Buyer, Buyer’s successors, or Successor Entity, as applicable, set forth in this Section 5.12 (including the obligations to use Commercially Reasonable Efforts to develop and commercialize each of the Covered Products and to provide the Progress Reports to Seller with respect to the Covered Products) and in Sections 5.16 and 5.17, and shall provide Seller with a written acknowledgment of such written agreement. Buyer shall give Seller written notice promptly after consummation of such sale, assignment or other transfer.

(c) Buyer agrees and covenants that in the event that Buyer, Buyer’s successors, or any Successor Entity, as applicable, licenses or sublicenses the rights to a Covered Product to a Third Party (the “Third Party (Sub)Licensee”), the Third Party (Sub)Licensee shall enter into a written agreement (the “Written Agreement”) with Buyer, Buyer’s successors, or any Successor Entity, as applicable, whereby such Third Party (Sub)Licensee agrees in writing to be bound by terms and conditions that (i) are consistent with the terms and conditions set forth in Sections 5.12, 5.13, 5.14, 5.16 and 5.17 of this Agreement, (ii) provide Seller with the same rights (other than the right to be a party to, or named as an express third party beneficiary in, such Written Agreement) and payments if such rights to the Covered Product had not been licensed and Buyer, Buyer’s successors or any Successor Entity, as applicable, were developing and commercializing such Covered Product to the same extent as such Third Party (Sub)Licensee, (iii) provide Buyer, Buyer’s successors, or any Successor Entity with rights to enforce such Third Party (Sub)Licensee’s obligations under such Written Agreement and (iv) do not otherwise limit, restrict or diminish Seller’s rights under this Agreement, and Buyer or its successors or any Successor Entity, as applicable, shall remain responsible for the performance of this Agreement and the performance of such Third Party (Sub)Licensee hereunder, and shall cause such Third Party (Sub)Licensee to allow Buyer or its successors or any Successor Entity, as applicable, to comply with all of the terms and conditions of this Agreement (including, without limitation, the terms and conditions set forth in Sections 5.12, 5.13, 5.14, 5.16 and 5.17 of this Agreement). Buyer or any Successor Entity shall provide Seller written notice promptly after the consummation of any such license or sublicense, which notice shall contain a copy of such Written Agreement.  Buyer, Buyer’s successors or any Successor Entity, as applicable, shall, at their expense, take all actions reasonably requested by Seller to enforce their rights under such Written Agreement to permit Seller to receive the benefits and payments it is entitled to under Sections 5.12, 5.13, 5.14, 5.16 and 5.17 of this Agreement.

5.13 Milestone Payments; Generic Product.

(a) Commercialization Milestones.  Buyer or Successor Entity, as applicable, shall pay to Seller in United States dollars the amounts set forth in the following tables (each, a “Commercialization Milestone Payment,”) upon the Annual Net Sales of the Generic Product first meeting or exceeding the corresponding amounts set forth in the following tables (each, a “Commercialization Milestone Event”):

Global Commercialization Milestone Event	Commercialization Milestone Payment
Global Annual Net Sales of the Generic Product meets or exceeds $***	$***
Global Annual Net Sales of the Generic Product meets or exceeds $***	$***
Global Annual Net Sales of the Generic Product meets or exceeds $***	$***

European Commercialization Milestone Event	Commercialization Milestone Payment

If the Generic Product is the First EMA Generic and Annual Net Sales in the European Union meet or exceed $*** on or prior to the fifth (5th) anniversary of the first commercial sale made in the European Union

$***

If the Generic Product is a Following EMA Generic and Annual Net Sales in the European Union meet or exceed $*** on or prior to the fifth (5th) anniversary of the first commercial sale made in the European Union

$***
North America Commercialization Milestone Event	Commercialization Milestone Payment
If Annual Net Sales in North America meet or exceed $*** on or prior to the third (3rd) anniversary of the first commercial sale of the Generic Product made in North America	$***
If Annual Net Sales in North America meet or exceed $*** prior to the fifth (5th) anniversary of the first commercial sale of the Generic Product made in North America	$***

For clarity, if more than one Commercialization Milestone Event is achieved in a particular year, all corresponding Commercialization Milestone Payments for each such Commercialization Milestone Event so achieved in such year shall be due and paid as described in Section 5.13(a); however, it is understood that each Commercialization Milestone Payment shall be payable only once upon the first achievement of the applicable Commercialization Milestone Event.

(b) The Commercialization Milestone Payments set forth in Section 5.13(a) shall each be due and payable to Seller within thirty (30) days of the completion of Buyer’s or Successor Entity’s, as applicable, financial statements for the calendar year in which Annual Net Sales achieve the specified target, provided that in any event Buyer or Successor Entity, as applicable, shall pay any Commercialization Milestone Payment due within ninety (90) days after the Buyer’s or Successor Entity’s, as applicable, calendar yearend during which such Commercialization Milestone Event(s) was achieved.  Each Commercialization Milestone Payment to Seller shall be accompanied with reasonably detailed information about the calculation of the Commercialization Milestone Payment.  Buyer, Buyer’s successors, or any Successor Entity, as applicable, shall not take or omit to take any action with the intention (or primary purpose) of reducing, delaying or avoiding payment of a Commercialization Milestone Payment.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(c) Buyer agrees and covenants that in the event that Buyer or its successors or any Successor Entity sells, assigns or otherwise transfers the rights to the Generic Product to a Third Party, as a condition to any such sale, assignment or transfer, such Third Party shall enter into a written agreement whereby it assumes all of the obligations of Buyer, Buyer’s successors, or Successor Entity, as applicable, set forth in this Sections 5.13 (including the obligations to make the Commercialization Milestone Payments and the reporting obligations set forth in the last sentence of Section 5.13(b)) and in Sections 5.16 and 5.17, and shall provide Seller with written acknowledgment of such written agreement. Buyer shall give Seller written notice promptly after the consummation of such sale assignment or other transfer.

5.14 Earn-Out Payments.

(a) During the Generic Earn-Out Period, Buyer or Successor Entity, as applicable, shall pay to Seller in United States dollars earn-out payments (the “Generic Earn-Out Payments”) equal to *** percent (***%) (the “Initial Earn-Out Factor”) of global Net Sales of the Generic Product, provided, however, the Initial Earn-Out Factor shall be reduced from *** percent (***%) to *** percent (***%) for global Net Sales in the European Union if the Generic Product is not the First EMA Generic.  For avoidance of doubt, regardless if the Generic Product is the First EMA Generic or a Following EMA Generic, the Initial Earn-Out Factor shall be *** percent (***%) for any and all Net Sales of the Generic Product anywhere in the ROW.  “Generic Earn-Out Period” means the period commencing upon the date that Buyer or Successor Entity, as applicable, has achieved aggregate global Net Sales of the Generic Product of at least $*** (the “Earn-Out Commencement Date”) and ending upon the earlier of (i) the date that is ten (10) years after the Earn-Out Commencement Date or (ii) the date on which Seller has received an aggregate of $100,000,000 in total Earn-Out Payments from global Net Sales of the Covered Products (the “Earn-Out Cap”). Buyer, Buyer’s successors, or any Successor Entity, as applicable, shall not take or omit to take any action with the intention (or primary purpose) of reducing, delaying or avoiding payment of a Generic Earn-Out Payment.

(b) During the Patented Earn-Out Period, Buyer or Successor Entity, as applicable, shall pay to Seller in United States dollars earn-out payments (the “Patented Earn-Out Payments” and, together with the Generic Earn-Out Payments, collectively, the “Earn-Out Payments”) equal to *** percent (***%) of global Net Sales of the Patented Product.  “Patented Earn-Out Period” means, on a country-by-country basis, a period commencing upon the date that Buyer or Successor Entity, as applicable, has achieved aggregate global Net Sales of the Patented Product of at least $***, and ending, on a country-by-country basis, upon the earlier of (i) the expiration of the last Valid Claim relating to the Patented Product in such country or (ii) the date on which Seller has received aggregate Earn-Out Payments equal to the Earn-Out Cap.  For the avoidance of doubt, in the event Buyer or Successor Entity, as applicable, in its discretion, combines the Patented Product with radiotherapy, Earn-Out Payments will be due under this Section 5.14(b) from the global Net Sales of such product.  Buyer, Buyer’s successors, or any Successor Entity, as applicable, shall not take or omit to take any action with the intention (or primary purpose) of reducing, delaying or avoiding payment of a Patented Earn-Out Payment.

(c) The following adjustments shall be made, with respect to the Generic Product, on a country-by-country basis, to the payment obligations described in Section 5.14(a) above.  If, on a county-by-country basis, it is in Buyer’s good faith opinion necessary for Buyer to license one or more patents (“IP Rights”) from one or more Third Parties to research, develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize the Generic Product in such country, then Buyer may, in its sole discretion, negotiate and obtain a license under such IP Right(s) (each such Third Party license referred to herein as an “Additional Third Party Generic License”).  The portion of any Generic Earn-Out Payment associated with Net Sales in a country whereby the Buyer obtained an Additional Third Party Generic License in such country shall be reduced by the amount of royalties (the “ATPGL Royalties”) Buyer paid for such Additional Third Party Generic License.  For the avoidance of doubt, any ATPGL Royalties Buyer pays for an Additional Third Party Generic License may only be deducted from a Generic Earn-Out Payment once.  Subject to the foregoing, Buyer or Successor Entity, as applicable, may carry over and apply any ATPGL Royalties that are paid for in a calendar quarter, but are not applied against a Generic Earn-Out Payment in such calendar quarter, to any subsequent calendar quarter(s), provided that Buyer shall apply any available ATPGL Royalties at the first opportunity to do so (i.e., the Buyer will not hold ATPGL Royalties in reserve and carry them over to subsequent calendar quarters when they could otherwise have been applied to reduce Generic Earn-Out Payments then due).

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(d) The following adjustments shall be made, with respect to the Patented Product on a country-by-country basis, to the payment obligations described in Section 5.14(b) above.  If, on a country-by-country basis, it is in Buyer’s good faith opinion necessary for Buyer to license one or more IP Rights from one or more Third Parties in order to research, develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize the Patented Product in such country, then Buyer may, in its sole discretion, negotiate and obtain a license under such IP Right(s) (each such Third Party license referred to herein as an “Additional Third Party Patent License”).  The portion of any Patented Earn-Out Payment associated with Net Sales from a country whereby the Buyer obtained an Additional Third Party Patent License in such country shall be reduced by an amount equal to *** percent (***%) of royalties (the “ATPPL Royalties”) Buyer paid for such Additional Third Party Patent License.  For the avoidance of doubt, *** percent (***%) of any royalties Buyer pays for an Additional Third Party Patent License may only be deducted from a Patent Earn-Out Payment once and Buyer shall be solely responsible for the other *** percent (***%) of the royalties Buyer pays for an Additional Third Party Patent License.  Subject to the foregoing, Buyer or Successor Entity, as applicable, may carry over and apply any ATPPL Royalties that are paid for in a calendar quarter, but are not applied against a Patented Earn-Out Payment in such calendar quarter, to any subsequent calendar quarter(s), provided that Buyer shall apply any available ATPPL Royalties at the first opportunity to do so (i.e., the Buyer will not hold ATPPL Royalties in reserve and carry them over to subsequent calendar quarters when they could otherwise have been applied to reduce a Patent Earn-Out Payments then due).

(e) After the first commercial sale of a Covered Product and through the later of the expiration of the Patented Earn-Out Period or Generic Earn-Out Period, Buyer or Successor Entity, as applicable, shall furnish to Seller a written report, within forty-five (45) days after the end of each calendar quarter (or portion thereof if the Earn-Out Period terminates during a calendar quarter), reporting (i) the amount of gross sales of the Covered Products (on a Covered Product-by-Covered Product, country-by-country and sales region-by-sales region basis), (ii) the amount of global Net Sales of the Covered Products (on a Covered Product-by-Covered Product, country-by-country and sales region-by-sales region basis), (iii) the amount of royalties that Buyer paid for any Additional Third Party Generic License and Additional Third Party License (on a Covered Product-by-Covered Product, country-by-country and sales region-by-sales region basis) and (iv) Earn-Out Payments due to Seller for such calendar quarter (or portion thereof).

(f) Buyer agrees and covenants that in the event that Buyer or its successors or any Successor Entity sells assigns or otherwise transfers the rights to a Covered Product to a Third Party, a condition to any such sale assignment or transfer will be that Buyer, Buyer’s successors, or Successor Entity, as applicable, shall enter into a written agreement whereby it assumes all of the obligations of Buyer, Buyer’s successors, or Successor Entity, as applicable, set forth in this Sections 5.14 (including the obligations to make the Earn-Out Payments and the reporting obligations set forth in Section 5.14(e)) and in Sections 5.16 and 5.17, and shall provide Seller with written acknowledgment of such written agreement. Buyer shall give Seller written notice promptly after the consummation of such sale, assignment or other transfer.

5.15 License/Transfer Payment.

(a) If Buyer or its Affiliates enter into a Qualifying Transaction, Buyer shall pay to Seller the following payment in United States dollars (the “License/Transfer Payment”):

(i) Buyer shall pay to Seller *** percent (***%) of the first $*** of the License/Transfer Fee, then

(ii) Buyer shall pay to Seller *** percent (***%) of that portion of the License/Transfer Fee that exceeds $***;

provided that in no event shall the License/Transfer Payment to Seller pursuant to this Section 5.15(a) exceed $50,000,000.

(b) The License/Transfer Payment shall be paid by Buyer to Seller within thirty (30) days of Buyer or its Affiliates receiving the corresponding License/Transfer Fee from the Third Party in the Qualifying Transaction.  If Buyer or its Affiliates receive the License/Transfer Fee in installments, then Buyer shall pay to Seller within thirty

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(30) days after receipt of each installment, Seller’s proportionate amount of such installment payment, in each case based upon the percentages (and subject to the caps) above.  Buyer shall deliver with any License/Transfer Payment a calculation of the License/Transfer Fee (or installment thereof) and the License/Transfer Payment.  Buyer or its Affiliates shall not take or omit to take any action with the intention (or primary purpose) of reducing, delaying or avoiding payment of the License/Transfer Payment.

(c) Buyer or its Affiliates shall give Seller written notice of any Qualifying Transaction at least thirty (30) days prior to the consummation of such Qualifying Transaction.

5.16 Sales of Competing Product.  If Buyer or Successor Entity, as applicable, commences commercial sales of a Competing Product prior to the satisfaction of the Earn-Out Cap, then fifty percent (50%) of all net sales (calculated using the same criteria utilized in the definition of Net Sales) of the Competing Product will be deemed Net Sales of the Generic Product and included in the calculation of the Commercialization Milestone Payments pursuant to Section 5.13(a) and the Generic Earn-Out Payments pursuant to Section 5.14.  The preceding sentence shall not apply in the event of a Generic Product Failure.  “Generic Product Failure” means (i) any failure to receive EMA market authorization for the Generic Product by the seven-year anniversary of the Closing Date, other than as the result of the failure by Buyer or Successor Entity, as applicable, to use Commercially Reasonable Efforts to obtain EMA market authorization by such deadline; or (ii) the failure to generate at least $*** in global Net Sales within the first two (2) full calendar years following Buyer’s or Successor Entity’s, as applicable, receipt of EMA marketing authorization for the Generic Product, despite use of Commercially Reasonable Efforts to achieve such Net Sales.

5.17 Audit and Dispute Rights.

(a) Buyer or Successor Entity, as applicable, hereby grants to Seller the right to examine, no more than once per calendar year, (each, an “Audit”) Buyer’s or Successor Entity’s, as applicable, books of account and records at the location of such records in the United States during Buyer’s or Successor Entity’s, as applicable, normal business hours, on prior written notice of at least ten (10) days (the “Audit Notice”) for any period within the preceding five (5) Calendar Years for any of the following purposes:  (i) to verify whether Buyer or Successor Entity, as applicable, has complied with the covenants set forth in Section 5.12, (ii) to verify the amount of global Annual Net Sales with respect to the Covered Products, (iii) verify the net sales of a Competing Product, (iv) to verify whether a Commercialization Milestone Payment is due, (v) to verify the accuracy of any Commercialization Milestone Payment, (vi) to verify whether an Earn-Out Payment is due, (vii) to verify the accuracy of any Earn-Out Payment, including, without limitation, the amount of any reductions thereto as the result of an Additional Third Party Patent License or Additional Third Party Generic License, (viii) to verify whether a License/Transfer Payment is due, and (ix) to verify the accuracy of any License/Transfer Payment.

(b) For the purpose of conducting an Audit, Seller may hire one or more auditors, attorneys or other Representatives of its choosing to assist in such Audit, provided, that such auditors, attorneys or other Representatives must enter into the Buyer’s and Successor Entity’s, as applicable, standard form of confidentiality agreement.  Results of any Audit shall be made available to both Seller and Buyer and Successor Entity, as applicable.  The independent certified public accountant shall disclose to Seller only the amounts that the independent certified public accountant believes to be due and payable hereunder to Seller, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such Audit.

(c) Each Audit shall be conducted at the Seller’s sole expense, unless such Audit discloses an underpayment of more than ten percent (10%) from the amount of total payments due for the period under Audit and such underpayment amount is at least the amount of the fees incurred in connection with such Audit, in which case the Buyer or Successor Entity, as applicable, shall reimburse Seller the full costs of such Audit within thirty (30)  days of Seller’s written request for such reimbursement.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(d) In the event that Seller does not agree with the amount of any Commercialization Milestone Payment, Earn-Out Payment or License/Transfer Payment (the “Disputed Item”), Seller shall be entitled to give the Buyer or Successor Entity, as applicable, written notice (a “Dispute Notice”) of such disagreement.  In the event that Seller delivers a Dispute Notice, Seller, on the one hand, and Buyer or Successor Entity, as applicable, on the other hand, shall, for a period of not less than sixty (60) days after delivery of the Dispute Notice, attempt to mutually determine the amount of the Disputed Item being audited and mutually determine any adjustments to such Disputed Item.  In the event that no agreement can be reached by Seller and Buyer or Successor Entity, as applicable, as to the calculation of the Disputed Item within sixty (60) days after delivery of the Dispute Notice, then for a period of thirty (30) days following the end of such sixty (60) day period either party shall have the right to cause the determination of the Disputed Item for the period in dispute to be submitted to arbitration by the San Diego, California office of one of the following firms or their respective successors, so long as such firm or its successors is not the current principal regularly engaged outside accountant to Seller or Buyer or Successor Entity, as applicable:  Deloitte & Touche LLP, KPMG LLP, Ernst & Young LLP and PricewaterhouseCoopers LLP, or any successor firm to any of the foregoing (collectively, the “Accountants”); provided, however, that the engagement and charge of the Accountants shall be limited to determining the Disputed Item for the period in dispute, and, without limiting the foregoing, the Accountants shall not be entitled to determine any other matter.  Seller and Buyer or Successor Entity, as applicable, shall jointly select which of the Accountants will perform the calculation within thirty (30) days after Seller and Buyer or Successor Entity, as applicable, determine that they are unable to settle the amount independently.  The Accountant selected in accordance with the foregoing sentence shall be responsible for the determination of the Disputed Item and shall be referred to herein as the “Appraiser.”  The Appraiser shall determine the amount of the Disputed Item for the period in dispute within the limitations set forth above within ninety (90) days after the date of such Appraiser’s engagement.  Any Disputed Item determined by an Appraiser in accordance with this Section 5.17(d) shall be deemed to be the final amount of the Disputed Item for the applicable period.  If the determination of the Appraiser results in any additional payment being due to Seller, Buyer or Successor Entity, as applicable, shall make such payment on or prior to the tenth (10th) Business Day following the Appraiser’s determination.  Seller and Buyer or Successor Entity, as applicable, will each pay their own respective fees and expenses (including any fees and expenses of their Representatives) in connection with the resolution of disputes pursuant to this Section 5.17(d) and the fees and expenses of the Appraiser shall be paid by Seller, on the one hand, and the Buyer or Successor Entity, as applicable, on the other hand, in proportion to the difference between the amount of the Disputed Item for the period in dispute determined by the Appraiser and the respective amounts of the Disputed Item for the period in dispute asserted by each party at the time of the initial referral of the dispute to the Appraiser.

5.18 Mail.  Following the Closing, Seller shall deliver or cause to be delivered to Buyer all mail received by Seller relating to the Business or any of the Acquired Assets or Assumed Liabilities, whether addressed to Seller or Buyer. In no event shall Seller open any mail addressed to Buyer.

5.19 Registration Rights.

(a) Buyer shall use its best efforts to file within thirty (30) days of the Closing Date with the Securities and Exchange Commission, and thereafter use its commercially reasonable efforts to cause to be declared effective as soon as practicable a Registration Statement on an appropriate form under the Securities Act relating to the offer and sale of the Registrable Securities by the Holders thereof from time to time (hereinafter, the “Shelf Registration”).

(b) Buyer shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until such time as all of the Registrable Securities covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 of the Securities Act (“Rule 144”) or may be sold without restriction pursuant to Rule 144 including, without limitation, volume limitations and other restrictions of Rule 144 (the “Shelf Registration Period”).

(c) All expenses (other than the Holders’ selling expenses) incident to Buyer’s performance of or compliance with this Section 5.19, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Buyer and independent certified public accountants, underwriters (excluding fees, discounts and commissions) and other persons retained by Buyer (all such expenses being herein called “Registration Expenses”), shall be borne by Buyer, except that all fees and disbursements of counsel for any Holder shall be borne by such Holder.

(d) “Holder” means (i) Seller in its capacity as a holder of record of Registrable Securities, and (ii) any transferee of Registrable Securities from Seller to a Third Party.

(e) “Registrable Securities” means: (i) the Closing Shares once issued, (ii) the Escrow Shares, and (iii) any other shares of Common Stock of Buyer issued to Seller pursuant to the terms of this Agreement, and in each case, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon expiration of the Shelf Registration Period.

(f) “Registration Statement” means any registration statement of Buyer which covers all of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments, and supplements to the Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in the Registration Statement.

(g) Seller agrees and acknowledges that it will not transfer or sell more than: (i) 150,000 shares of Registrable Securities in any calendar week or (ii) 600,000 shares of Registrable Securities in any calendar month, and that it will promptly notify Buyer following any such transfer or sale of Registrable Securities.

5.20 Destruction of Assigned Intellectual Property. Within ten Business Days of receiving written confirmation from Buyer that the Assigned Intellectual Property has been received by Buyer, Seller shall provide Buyer with written confirmation that all copies of any Assigned Intellectual Property in Seller’s possession after the Closing have been destroyed.

5.21 Withholding Taxes.  In the event that Buyer or Successor Entity, as applicable, reasonably determines after consultation with Seller that it is required by Law to withhold tax from any Commercialization Milestone Payment or Earn-Out Payment to Seller — Buyer or Successor Entity, as applicable, shall be entitled to deduct and withhold such tax and shall pay the amounts of such tax to the proper tax revenue authority in a timely manner in accordance with Law unless and until an exemption or reduction is granted by the applicable tax or revenue authority or Seller establishes that the applicable payment is no longer subject to withholding or is subject to a reduced rate of withholding.  Each of Buyer or Successor Entity, as applicable, and Seller agrees to cooperate in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.  If neither Party is permitted to claim an exemption from such deductions or withholdings, Buyer or Successor Entity, as applicable, may deduct the amount of tax required to be paid (which may include a reduced amount if a reduction is granted by the applicable tax or revenue authority) from the payment to be made by Buyer or Successor Entity, as applicable, to Seller after notice in writing to Seller of such withholding.  Within a reasonable amount of time after making such deduction, Buyer or Successor Entity, as applicable, shall provide to Seller copies of any tax filing or other documentation evidencing such withholding.  Any tax withheld shall be treated as having been paid by Buyer or Successor Entity, as applicable, to Seller for all purposes of this Agreement.  If it is determined by the applicable tax or revenue authority that Buyer or Successor Entity, as applicable, failed to make a withholding tax payment in connection with a Commercialization Milestone Payment, Earn-Out Payment or License/Transfer Payment, Seller will promptly pay to Buyer or Successor Entity, as applicable, the amount due to enable Buyer or Successor Entity, as applicable, to make the missed payment, provided that Buyer notifies Seller of such failure within 30 days of receiving notice of such failure from the applicable tax or revenue authority.  If it is determined that Buyer or Successor Entity, as applicable, overpaid withholding tax and Buyer’s or Successor Entity’s, as applicable, assistance is required to apply for a refund to the applicable tax or revenue authority, Buyer or Successor Entity, as applicable, shall promptly apply for such refund and furnish such information or assistance as may be required to Seller, and any such refund shall be paid to the Seller within 5 days of receipt thereof.

5.22 Offer to Redeem Closing Shares and Escrow Shares.  At any time following the Closing Date, Buyer may offer to purchase from Seller, and Seller may, but has no obligation to, sell to Buyer, that number of Closing Shares or Escrow Shares, and at the price per Closing Share or Escrow Share, as the Buyer and Seller mutually agree.

ARTICLE 6

Survival; Indemnification

6.1 Indemnification by Seller. Subject to the limitations set forth in Section 6.4, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against any and all Losses that are paid, suffered or incurred by any Buyer Indemnitee to the extent that such Losses arise out of, result from, are based upon or relate to:

(a) any actual inaccuracy in any representation or warranty made by Seller in this Agreement or the Ancillary Agreements;

(b) any actual failure by Seller to perform or fulfill any of the covenants or agreements required to be performed by Seller under this Agreement or the Ancillary Agreements;

(c) the Excluded Assets and Excluded Liabilities;

(d) the failure of Seller to comply with any bulk sales or similar Laws in connection with the transactions contemplated hereby;

(e) the ownership or operation of the Acquired Assets or the conduct of the Business on or prior to the Closing Date; or

(f) any actual fraud by Seller.

6.2 Indemnification by Buyer.  Subject to the limitations set forth in Section 6.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against any and all Losses that are paid, suffered or incurred by any Seller Indemnitee to the extent that such Losses arise out of, result from, are based upon or relate to:

(a) any actual inaccuracy in any representation or warranty made by Buyer in this Agreement or the Ancillary Agreements;

(b) any actual failure by Buyer to perform or fulfill any of the covenants or agreements required to be performed by Buyer under this Agreement or the Ancillary Agreements;

(c) the Assumed Liabilities;

(d) the ownership or operation of the Acquired Assets or the conduct of the Business after the Closing Date; or

(e) any actual fraud by Buyer.

6.3 Survival.  The representations and warranties of the Parties set forth in this Agreement and the right to assert a claim for indemnification with respect thereto pursuant to this ARTICLE 6 shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect until the fifteen month anniversary of the Closing Date (the “Initial Survival Period”), provided that (i) the representations and warranties set forth in Section 3.3 (Authority), Section 3.4 (Approvals; Non-Contravention), Section 3.16 (Intellectual Property), Section 3.19 (Brokers), Section 4.2 (Authority), Section 4.3 (Approvals; Non-Contravention), Section 4.6 (Brokers), Section 4.8 (Going Concern) and Section 4.9 (Independent Investigation) shall survive until the five-year anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 3.21(a) (Title to, and Condition of, Acquired Assets) and Section 4.4 (Capitalization) shall survive indefinitely.  No claim for indemnification pursuant to Section 6.1 or Section 6.2 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires (the “Survival Expiration Date”).  A claim for indemnification pursuant to Section 6.1 or Section 6.2 based on the breach of a representation or warranty that is asserted in reasonable detail prior to the Survival Expiration Date for such representation or warranty may be maintained until such claim is finally resolved in accordance with this ARTICLE 6. The covenants and other agreements in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter for long as the covenants and other agreements remain executory in nature.

6.4 Limitations on Liability.

(a) Cap.  The aggregate liability of Seller to Buyer Indemnitees pursuant to Section 6.1(a) shall be limited to $3,900,000; provided, however, that the limitations set forth in this Section 6.4(a) shall not be applicable to any Losses resulting from either (i) fraud or (ii) any actual inaccuracy in the representations and warranties set forth in Section 3.21(a) (Title to, and Condition of, Acquired Assets).

(b) Insurance Proceeds.  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by the Buyer Indemnitees shall be calculated after giving effect to any insurance proceeds actually received by the Buyer Indemnitees with respect to such Losses (as well any Tax benefits realizable by the Buyer Indemnities) with respect to such Losses, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks.  Buyer Indemnitees shall exercise commercially reasonable efforts to obtain such insurance proceeds.  If any insurance proceeds are received by the Buyer Indemnitees with respect to any Losses after the Seller has made a payment to the Buyer Indemnitees with respect thereto, the Buyer Indemnitees shall pay to Seller the sum of the amount of such proceeds up to the amount of the Seller’s payment to the Buyer Indemnitees less any of Buyer Indemnitee’s related costs and expenses of recovering such insurance proceeds, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks (the “Net Insurance Repayment”), provided however, that in the event that the original payment to a Buyer Indemnitee was in the form of Escrow Shares, instead of a cash payment to Seller, Buyer agrees that, so long as the Escrow Shares have not been released from escrow pursuant to the terms of the Escrow Agreement, Buyer shall issue and deliver to the Escrow Agent a number of shares of Common Stock of Buyer equal to the Net Insurance Repayment Amount, with the valuation of such shares being issued equal to the valuation of the Escrow Shares previously obtained by the Buyer Indemnitee (for example, if an original Claim led to the release of 100,000 Escrow Shares valued at $1.00 per share, and the Net Insurance Repayment Amount is $85,000 then Buyer shall issue Seller 85,000 shares of Buyer Common Stock).

(c) Disclaimer of Special Damages.  Each Party waives any rights to assert or receive any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits, diminution in value or opportunities or business interruption or based on multiples) suffered or incurred by such Party as a result of the breach by the other Party of any of its representations, warranties or obligations hereunder.

6.5 Assertion of Claims; Payment of Claims.

(a) Claim Certificate.  In connection with any claim for reimbursement of Losses subject to indemnification under this ARTICLE 6, the Party seeking reimbursement (the “Claimant”) shall prepare, and deliver to the Party from which reimbursement is sought (the “Respondent”), a certificate (a “Claim Certificate”):  (i) stating that the Claimant has paid or sustained Losses subject to indemnification pursuant to this ARTICLE 6 and (ii) specifying in reasonable detail the Loss included in the amount so stated.

(b) Resolution of Claims.  As soon as practicable following the delivery of a Claim Certificate, Seller and Buyer shall attempt to agree upon the rights of the respective parties with respect to each claim set forth therein.  If Seller and Buyer should so agree, a written memorandum setting forth such agreement shall be prepared and signed by Seller and Buyer, and a copy of such memorandum shall be delivered to the Claimant and the Respondent.  Such memorandum and the agreements contained therein shall be final and binding on Seller, Buyer, the Claimant, the Respondent and all other Persons having any interest therein.

(c) Failure to Resolve Objections.  If Seller and Buyer cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within sixty (60) days after delivery of the Claim Certificate (as such period may be extended only by mutual written agreement of Seller and Buyer, by giving notice thereof to the Claimant and the Respondent), the Claimant may pursue any and all legal remedies that may be available to it.

(d) Entitlement to Indemnity.  Subject to the limitations set forth in Section 6.4, the Claimant shall be entitled to receive payment for all amounts that the Respondent (i) has agreed in writing to pay, (ii) is obligated to pay pursuant to a written memorandum between Seller and Buyer pursuant to Section 6.5(b) or (iii) has been found liable to pay pursuant to a final, non-appealable order of a court of competent jurisdiction.

(e) Payment of Claims.  Subject to Sections 6.6, and 6.7, the Respondent shall pay all amounts to which a Claimant is entitled to receive pursuant to this ARTICLE 6 promptly upon demand of the Claimant by certified check or wire transfer of immediately available funds, as the Claimant may specify (or alternatively, Claimant may reduce cash payments otherwise owed by Claimant to Respondent under this Agreement); provided, however, that Seller may, at its sole option, elect to satisfy an indemnification claims hereunder by returning (i) Escrow Shares and Closing Shares (with the Closing Shares and any Escrow Shares that have not been converted to Converted Property to be valued as provided in Section 6.6(a)) equal to the indemnification claim or (ii) Converted Property (with the Converted Property to be valued as provided in Section 6.6(b).

6.6 Recourse to Escrow Shares / Set Off.

(a) Subject to Section 6.6(b), for so long as the Escrow Agreement is in full force and effect and to the extent that sufficient funds are held in the escrow account governed by the Escrow Agreement, a Buyer Indemnitee shall make a claim first against the Escrowed Shares (with the Escrow Shares to be valued at the volume weighted average closing price of Buyer’s Common Stock on the Nasdaq Stock Market over the ten (10) consecutive trading days ending on the trading day immediately prior to the date that Buyer notifies Seller of the claim for indemnification) or Converted Property (with the Converted Property to be valued as provided in Section 6.6(b)), as applicable, in accordance with the Escrow Agreement for reimbursement of any amount that a Buyer Indemnitee is entitled to receive pursuant to Section 6.5(d), and only to the extent that such entitlement is not satisfied from the Escrow Shares or Converted Property, as applicable, will such Buyer Indemnitee be entitled to reduce cash payments otherwise owed by Buyer to Seller under this Agreement or a direct payment as provided in Section 6.5(e).  Escrow Shares and Converted Property will only be available for the satisfaction of claims that are made by a Buyer Indemnitee prior to the expiration of the Initial Survival Period.  Once all such claims made by a Buyer Indemnitee prior to the expiration of the Initial Survival Period have been satisfied or otherwise resolved, the Escrow Agent shall promptly deliver all remaining Escrow Shares or Converted Property, if any, to Seller.

(b) In the event that the Escrow Shares are converted or exchanged into (i) some other form of property following the Closing Date by virtue of a merger, acquisition or other transaction involving Buyer (e.g., into cash or the equity of a Third Party) or (ii) into cash pursuant to Section 5.22 (such other form of property or cash the “Converted Property”), Seller authorizes the Escrow Agent to hold the Converted Property in escrow pursuant to the terms of the Escrow Agreement.  For purposes of satisfying an obligation to indemnify a Buyer Indemnitee following the conversion or exchange of Escrow Shares into Converted Property, the Converted Property will be valued as follows: (1) any cash held in escrow will be valued at its face value; (2) if the Converted Property in escrow is not traded on a nationally recognized market or exchange in the United States, such Converted Property will be valued at the corresponding value of the Escrow Shares (determined as of their date of conversion) which were converted or exchanged into such Converted Property (for example, if the value on the date of conversion of one Escrow Share was $2.00, and such Escrow Share was converted into two shares of a Third Party, then, for purposes of satisfying Seller’s indemnification obligations in this ARTICLE 6 the value of each share of the Third Party will be deemed to be $1.00; or (iii) if the Converted Property in escrow is traded on a nationally recognized market or exchange in the United States, such Converted Property will be valued at the volume weighted average closing price of such security on such exchange over the ten (10) consecutive trading days ending on the trading day immediately prior to the date that Buyer Indemnitee notifies Seller of the claim for indemnification.  With respect to Converted Property which is utilized to satisfy Seller’s obligations to indemnify a claim brought by a Buyer Indemnitee, such Converted Property will be transferred to Buyer or its assignee, designee or transferee, and Seller agrees to execute all documents, and take all other actions, reasonably necessary to facilitate such transfer.

6.7 Exclusive Remedy.  Except for claims for specific performance of the terms of this Agreement as further described in Section 8.9 or claims based on fraud, the indemnification provisions set forth in this ARTICLE 6 will be the sole and exclusive remedy of the Buyer Indemnities with respect to any and all claims from and after the Closing relating to the subject matter of this Agreement.

6.8 Investigation. No indemnitee’s rights under this ARTICLE 6 will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by such indemnitee at any time, whether before or after the execution or delivery of this Agreement or the Closing.  No indemnitee shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such indemnitee to be entitled to indemnification hereunder.

6.9 Character of Indemnity Payments.  The Parties hereby acknowledge and agree that any indemnification payments made in accordance with ARTICLE 6 shall be treated for all Tax purposes as an adjustment to the Purchase Consideration, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

ARTICLE 7

Termination

7.1 Termination.  At any time before the Closing, this Agreement may be terminated as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by either Seller or Buyer, if the Closing shall not have occurred on or before February 28, 2017 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to (i) Seller if it is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date or (ii) Buyer if it is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Seller or Buyer, if (i) there is a final non-appealable Governmental Order in effect preventing consummation of the transactions contemplated hereby or (ii) there is any Law or Governmental Order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would make consummation of such transactions illegal;

(d) by Buyer, if the Seller has breached any representation, warranty or covenant contained herein and (i) such breach has not been cured within fifteen (15) days after Buyer’s notice to Seller of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 2.8 to be satisfied (except that the termination right under this Section 7.1(d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement); or

(e) by Seller, if Buyer has breached any representation, warranty or covenant of Buyer contained herein and (i) such breach has not been cured within fifteen (15) days after Seller’s notice to Buyer of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 2.7 to be satisfied (except that the termination right under this Section 7.1(e) will not be available to Seller if Seller is at that time in material breach of this Agreement).

7.2 Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 7.1 will give notice of such termination to the other Party.

7.3 Effect of Termination.  If this Agreement is terminated in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Seller, Buyer or their respective officers, directors, stockholders or Affiliates, except that each Party shall remain liable for any breaches of this Agreement that occurred before its termination and that Section 5.9 (Public Announcements), Section 7.3 (Effect of Termination) and ARTICLE 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 8

Miscellaneous

8.1 Notices.  All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, emailed, delivered by a reputable express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of email, on the Business Day after the day that the Party giving notice receives electronic confirmation of receipt from the Party to whom notice is given, and (c) in the case of a recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems:

If to Seller:
250 W Nottingham Pl #120, San Antonio, TX 78209 Attention: John Kerr email: jkerr28359@gmail.com with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP 300 Convent Street, Suite 2100 San Antonio, Texas 78205 Attention: Daryl L. Lansdale, Jr.
If to Buyer:
Cytori Therapeutics, Inc. 3020 Callan Road San Diego, CA 92121 Attention: General Counsel email: jhayden@cytori.com with a copy (which shall not constitute notice) to:
Agiletic Law Group, P.C. 15030 Avenue of Science, Suite 201 San Diego, California 92128 Attention: James Cartoni email: jim@agiletic.com

8.2 Severability.  If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, (b) to delete specific words or phrases, or (c) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the Parties.

8.3 Entire Agreement.  This Agreement, the Ancillary Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Seller on the one hand, and Buyer on the other hand, with respect to the subject matter hereof.

8.4 Assignment.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party by operation of Law or otherwise without the prior written consent of the other Party to this Agreement and any attempt to do so will be void, except that (a) Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement to any Person, as long as any such Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement and (b) Seller may assign all of its rights hereunder to a liquidating trust as long as such trust assumes Seller’s obligations under ARTICLE 6 hereunder.

8.5 Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified by a written instrument duly executed by Buyer and Seller. No waiver by any Party of any of the provisions herein shall be effective unless explicitly set forth in a writing duly executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.6 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7 Expenses.  Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other hand, each shall pay their respective expenses (including legal, accounting, investment banking, finders and advisory fees and expenses) incurred in connection with the negotiation and execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

8.8 Governing Law.  Except for matters which are mandatorily governed by the laws of the State of Delaware, this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, except for any such Laws whose application would result in the application of the Laws of another jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States sitting in the State of California in respect of the interpretation and enforcement of the provisions of this Agreement, the Ancillary Agreements and the documents referred to in this Agreement and the Ancillary Agreements, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement of this Agreement, the Ancillary Agreements or of any such other document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Ancillary Agreements or any such other document may not be enforced in or by such courts.  The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.1 or as permitted by Law will be valid and sufficient service thereof.

8.9 Specific Performance.  The Parties agree that irreparable damage would occur to the other Parties in the event that any of the provisions of this Agreement were not performed by in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages might be inadequate in such event. Accordingly, each Party agrees that the other Parties will be entitled to equitable relief, without proof of actual damages, including an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity as a remedy for any such breach or threatened breach. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such injunction or order.

8.10 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

8.11 Non-recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto, and their successors (including any Successor Entity) and permitted assigns, and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be executed by a duly authorized officer as of the Effective Date.

Cytori Therapeutics, Inc.

By:	/s/ Marc H. Hedrick
Name:	Marc H. Hedrick
Title:	President & CEO

Azaya Therapeutics, Inc.

By:	/s/ John C. Kerr
Name:	John C. Kerr
Title:	President

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made and entered into as of February 14, 2017 (the “Effective Date”), by and between Cytori Therapeutics, Inc., a Delaware corporation (“Buyer”), and Azaya Therapeutics, Inc., a Delaware corporation (“Seller”), pursuant to that certain Asset Purchase Agreement dated January 16, 2017 (the “Asset Purchase Agreement”), by and between Buyer and Seller.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

Seller hereby sells, conveys, assigns, transfers and delivers to Buyer all Acquired Assets.

Buyer hereby accepts, assumes and agrees to pay, perform or otherwise discharge all Assumed Liabilities. Each of Buyer and Seller further hereby agrees to sign, seal, execute and deliver, or cause to be signed, sealed, executed and delivered, and to make or cause to be done or made, upon the reasonable written request of Seller or Buyer, respectively, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may be reasonably requested by Seller or Buyer, respectively, for the purpose of, or in connection with the sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets and the acceptance, assumption, payment, performance, and discharge by Buyer of the Assumed Liabilities.

This Assignment and Assumption Agreement is subject to all of the representations, warranties, covenants, agreements and indemnities set forth in the Asset Purchase Agreement, all of which are incorporated herein by reference.  For the avoidance of doubt, the Parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities (including limitations of the same) contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of this Assignment and Assumption Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall prevail and govern.

This Assignment and Assumption Agreement is not intended and shall not be deemed to confer upon or give any Person except the Parties hereto and their respective successors and permitted assigns any right, title, interest, remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment and Assumption Agreement.  This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

Except for matters which are mandatorily governed by the laws of the State of Delaware, this Assignment and Assumption Agreement will be governed by, and construed in accordance with, the Laws of the State of California, except for any such Laws whose application would result in the application of the Laws of another jurisdiction.

This Assignment and Assumption Agreement may be amended, supplemented or otherwise modified by a written instrument duly executed by Buyer and Seller. No waiver by any Party of any of the provisions herein shall be effective unless explicitly set forth in a writing duly executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Assignment and Assumption Agreement shall not operate or be construed as a waiver of any subsequent breach.

All notices, deliveries and other communications pursuant to this Assignment and Assumption Agreement shall be given in accordance with the terms set forth in Section 8.1 of the Asset Purchase Agreement.

This Assignment and Assumption Agreement may be executed in any number of counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Assignment and Assumption Agreement by facsimile or electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement and shall be sufficient to bind the Parties to the terms and conditions of this Assignment and Assumption Agreement.

22876462.2	1

IN WITNESS WHEREOF, Buyer and Seller have executed this Assignment and Assumption Agreement as of the Effective Date by their respective officers thereunto duly authorized.

CYTORI THERAPEUTICS, INC.

By:
Name:
Title:

AZAYA THERAPEUTICS, INC.

By:
Name:	John Kerr
Title:	President

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Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT  (“Escrow Agreement”) is made and entered into as of February 14, 2017, by and among Cytori Therapeutics, Inc., a Delaware corporation (“Purchaser”), Azaya Therapeutics, Inc., a Delaware corporation (“Seller”), and Texas Capital Bank, a national banking association (the “Escrow Agent”).

BACKGROUND INFORMATION

a. Purchaser is purchasing certain assets of Seller pursuant to that certain Asset Purchase Agreement between the parties dated January 16, 2017 (the “APA”).

B. Pursuant to the terms of the APA, a portion of the purchase consideration to be paid by Purchaser is to be held in escrow for the satisfaction of claims which could potentially arise under the APA, and the parties wish for Escrow Agent to manage the escrowed property.

PROVISIONS

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Appointment.  Purchaser and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Shares/Escrow Fund.  Upon execution of this Escrow Agreement, Purchaser will deliver to the Escrow Agent Two Hundred Ninety-three Thousand Three hundred Ten (293,310) shares of common stock of Purchaser, which shares will be certificated in Seller’s name (the “Escrow Shares”).  The Escrow Agent shall hold the Escrow Shares and, subject to the terms and conditions hereof, shall release the Escrow Shares to Purchaser or Seller, as appropriate.   To the extent the Escrow Shares are converted into cash in accordance with joint written instructions signed by both Seller and Purchaser, the Escrow Agent shall hold such cash (the “Escrow Deposit”), and subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the “Escrow Fund”) as directed in Section 3.

3. Investment of Fund.  The Escrow Agent is authorized to invest any otherwise uninvested cash in either bank deposits with the Escrow Agent or in any publicly registered money market funds it generally makes available to its escrow customers.  For the purpose of investing cash funds held in escrow, the Escrow Agent may accept and act upon in the case of the Escrow Fund the joint written instructions of the designated representatives of Purchaser and Seller (the “Authorized Representatives”).  The initial Authorized Representatives are set forth on Schedule 1 attached hereto.  The parties shall indemnify and hold the Escrow Agent harmless from any and all liability for acting on a written investment instruction purported to be given by the Authorized Representatives, absent gross negligence or willful misconduct by the Escrow Agent.  The Escrow Agent shall not be responsible for the authenticity of any signatures or instructions or be in any way liable for any unauthorized instruction or for acting on an instruction, whether or not the persons giving the instructions were in fact the Authorized Representatives.  In no event shall the Escrow Agent be liable to the parties for any consequential, special or exemplary damages, including but not limited to lost profits, from any case whatsoever arising out of, or in any way connected with acting upon instructions believed by the Escrow Agent to be genuine. The parties acknowledge that the Escrow Agent shall be entitled to distribution plan payments, shareholder services fees, administrative service fees, "12b-1" fees or similar fees paid by such money market mutual fund companies, distributors or agents.  The parties hereby consent to the Escrow Agent's receipt of such fees and that the interest paid on the Escrow Fund shall be net of such fees.

The Escrow Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated by 10:00 a.m. Dallas, Texas time.  Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent

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shall not be liable for any loss arising, directly or indirectly, in whole or in part, from the inability to invest cash funds on the day the instructions are received.  The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or for any loss arising from error, failure, or delay in the making of an investment which is caused by circumstances beyond the Escrow Agent’s reasonable control.

4. Disposition and Termination.

(a) Disposition.  The Escrow Agent is hereby authorized to make disbursements of the Escrow Shares or Escrow Fund, as applicable, only as follows:

(i) in accordance with joint written instructions signed by both Purchaser and Seller and in the form attached hereto as Schedule 2 (the “Joint Notice”);

(ii) as specified in a Final Determination as follows: if there is any question as to any party’s entitlement to the Escrow Shares or Escrow Fund, as applicable, the Escrow Agent shall continue to hold the Escrow Shares or Escrow Fund, as applicable, in accordance with the terms of this Escrow Agreement until (A) receipt of a Joint Notice or (B) the question of such party’s entitlement to the Escrow Shares or Escrow Fund, as applicable, shall have been determined by a final and non-appealable order or judgment of a court of competent jurisdiction (a “Final Determination”); or

(iii) into the registry of a court of competent jurisdiction in accordance with Section 6 or 13, as applicable.

(b) Earnings. All amounts earned with respect to the Escrow Fund (whether interest or otherwise) shall become a part of the Escrow Fund and shall be held under the same terms as the Escrow Deposit initially delivered to the Escrow Agent hereunder.  Amounts earned with respect to the Escrow Fund shall be paid at the time of any disbursement hereunder to the party receiving such disbursement in accordance with the applicable provision of Section 4(a).

(c) Termination.  Upon delivery of the Escrow Shares or Escrow Fund, as applicable, by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Sections 7 and 8 which shall survive such termination.  Upon termination of this Escrow Agreement, Purchaser and Seller shall execute and deliver the receipt in the form of Schedule 3 attached hereto.

(d) Directions and Instructions.  Where directions or instructions from more than one of the undersigned are required, such directions or instructions may be given by separate instruments of similar tenor.  Any of the undersigned may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to the Escrow Agent.

5. Escrow Agent.  Purchaser and Seller agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges, and immunities of the Escrow Agent:

(a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.  UNDER NO CIRCUMSTANCES WILL THE ESCROW AGENT'S RIGHTS AND OBLIGATIONS BE ALTERED BY THE TERMS OF ANY AGREEMENT TO WHICH THE ESCROW AGENT IS NOT A PARTY.  The Escrow Agent shall not be bound by any modification, amendment or revision of this Agreement unless the same shall be in writing and signed by all of the parties hereto.

(b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof.  Further, the Escrow Agent shall not be responsible for determining or verifying (i) the accuracy of any notices or instructions delivered hereunder, or the form of execution thereof, or (ii) the identity or authority of any person executing or delivering this Agreement, any property delivered hereunder, or any instructions delivered in connection herewith, including instructions from any officer acting on the behalf of a party that is a corporation or other entity.

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(c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

(d) The Escrow Agent shall not be liable for anything, which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct.

(e) The Escrow Agent may, at its sole discretion, consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.  Purchaser and Seller jointly and severally agree to reimburse Escrow Agent for any reasonable and documented legal fees incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except to the extent that such fees relate to claims of Escrow Agent’s gross negligence or willful misconduct.

(f) In the event of any disagreement between the parties to this Agreement, or between them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been adjudicated by a court of competent jurisdiction and a final and non-appealable order or judgment rendered, or (ii) all differences shall have been settled and all doubt resolved by agreement between the parties, and the Escrow Agent shall have been notified thereof in writing signed by Purchaser and Seller.  The rights of the Escrow Agent under this Section 5(f) are cumulative of all other rights which it may have by law or otherwise.

6. Resignation.  The Escrow Agent may at any time resign hereunder by giving notice of its resignation to the other parties hereto, at their respective addresses set forth in this Escrow Agreement, at least ten (10) days prior to the date specified for such resignation to take effect, and upon the effective date of such resignation, the Escrow Shares or Escrow Fund, as applicable, shall be tendered to a successor escrow agent designated by Purchaser and Seller, whereupon the Escrow Agent's obligations hereunder shall cease and terminate.  If no such person shall have been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate.  The Escrow Agent's sole responsibility thereafter shall be to keep safely the Escrow Shares or Escrow Fund, as applicable, and to deliver the same to a person designated by Purchaser and Seller or in accordance with a final and non-appealable order or judgment of a court of competent jurisdiction.

7. Compensation and Reimbursement.  For normal services Escrow Agent will be paid in accordance with the fee schedule attached as Schedule 4. All such fees, expenses, out-of-pocket expenses, disbursements, and advances shall be paid equally by Purchaser and Seller within a reasonable period of time not to exceed thirty (30) days after billing.  It is understood that the fees and usual charges set forth in this Section 7 for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the provisions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not contemplated by this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all out-of-pocket costs, reasonable attorneys’ fees and expenses occasioned in such default, delay, controversy or litigation, and the Escrow Agent shall be entitled to retain all documents and/or things of value at any time held by the Escrow Agent pursuant to this Agreement to the extent necessary to cover the compensation, fees, costs and expenses referenced in this Section 7 until all such amounts are paid.  In the event that payment is not received by the Escrow Agent within thirty (30) days after billing, the unpaid Escrow Agent's fees will accrue simple interest at an annual rate of five percent (5%) may be deducted from the Escrow Fund, if any.

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8. Indemnity.  In the event the Escrow Agent becomes involved in any claims, controversies, or legal proceedings in connection with this escrow, Purchaser and Seller jointly and severally agree to indemnify and hold the Escrow Agent harmless from all losses, costs, damages and expenses, including attorneys' fees suffered or incurred by the Escrow Agent as a result thereof, but excluding consequential, special or exemplary damages, including, but not limited to lost profits  (collectively, “Losses”), except to the extent such Losses result from the gross negligence or willful misconduct of the Escrow Agent.  Payment of such costs, damages, expenses or fees shall be made by Purchaser and Seller within a reasonable period of time not to exceed thirty (30) days after billing.  In the event that payment is not received by the Escrow Agent within thirty (30) days after billing, the Escrow Agent's costs, damages, expenses and fees will accrue simple interest at an annual rate of five percent (5%)may be deducted from the Escrow Fund, if any.  The obligations of Purchaser and Seller under this Section 8 shall be performable at the office of the Escrow Agent in Dallas, Texas, and shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement by lapse of time or otherwise.  Notwithstanding this Section 8, all fees and costs of the Escrow Agent shall be paid in accordance with the provisions of this Agreement.

9. Taxpayer Identification Numbers/Tax Reporting.

(a) Taxpayer Identification Numbers (“TINs”). Purchaser and or Seller have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-9 and/or other required documentation.  Purchaser and Seller each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.

(b) Tax Reporting.  All interest or other income earned under the Escrow Agreement shall be allocated to Seller, and reported, as and to the extent required by law, by the Escrow Agent to Seller and to the IRS, or any other taxing authority, on IRS Form 1099 (or other appropriate form) as income earned from the escrow by Seller.  Any other tax returns required to be filed will be prepared and filed by Seller with the IRS and any other taxing authority as required by law.  Seller acknowledges and agrees that any taxes payable from the income earned on the investment of any sums held in the Escrow Fund, if any, shall be paid by Seller.  On the first business day of January, April, June and September of each year, the Escrow Agent shall deliver to Seller an amount equal to forty percent (40%) of all interest or other income earned under the Escrow Agreement since the last distribution pursuant to this sentence. Seller shall indemnify, defend, and hold harmless the Escrow Agent with respect to the filing of any tax returns and the payment of any taxes attributable to the Escrow Fund, if any.  The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a)  upon delivery, if delivered personally;

(b) upon confirmed transmittal, if sent by facsimile or electronic mail;

(c)  on the next Business Day (as hereinafter defined), if sent by overnight courier; or

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(d) two  (2) Business Days after mailing, if mailed by prepaid certified or registered mail, return receipt requested,

to the appropriate notice address set forth below or to such other address as any party hereto may have furnished to the other parties in writing pursuant to this Section 10.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent location set forth in the notice address set forth below is authorized or required by law or executive order to remain closed.

If to Purchaser	Cytori Therapeutics, Inc. 3020 Callan Road San Diego, CA 92121 Attention: General Counsel Tel No.: 858.875.5223 Fax No.: 858.458.0994 email: jhayden@cytori.com

If to Seller	Azaya Therapeutics, Inc. c/o John Kerr 250 W Nottingham Pl #120, San Antonio, TX 78209 Attention: John Kerr Tel No.: 210- 832-8787 Email address: jkerr28359@gmail.com

If to the Escrow Agent	Texas Capital Bank 2000 McKinney Suite 1800 Dallas, TX 75201 Attention: Ryan McGrew Tel No.: 214-932-6898 Fax No.: 214-932-6833 Email address: ryan.mcgrew@texascapitalbank.com

11. Monthly Statements.  Each undersigned party shall receive a monthly statement of receipts and disbursements, and a list of assets comprising the Escrow Shares or Escrow Fund, as applicable.

12. Compliance with Court Orders.  In the event that any of the Escrow Shares or Escrow Fund, as applicable, shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the Escrow Shares or Escrow Fund, as applicable, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Right of Interpleader.  Should any controversy arise involving Purchaser and Seller or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Shares or Escrow Fund, as applicable, or if the Escrow Agent should be in doubt as to what action to take, or if the Escrow Agent resigns and Purchaser and Seller are unable to agree on a successor to the Escrow Agent, then, in each such case, the Escrow Agent shall have the right, but not the obligation, to institute a petition for interpleader in a court of competent jurisdiction to determine the rights of the parties hereto and deliver to such court the Escrow Shares or Escrow Fund, as applicable, for holding and disbursement, at which time the Escrow Agent’s obligation hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8.

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14. Termination of the Escrow Agent.  By mutual agreement, Purchaser and Seller shall have the right at any time upon not less than ten (10) days prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent or any successor escrow agent, as escrow agent hereunder, provided that Escrow Agent shall be entitled to receive all fees for periods prior to termination and to receive the reimbursement of its expenses.  The Escrow Agent or successor escrow agent shall continue to act as escrow agent hereunder until a successor is appointed and qualified to act as the escrow agent.

15. Miscellaneous.

(a) Amendment; Waiver. The provisions of this Escrow Agreement may be waived, altered, modified, amended or supplemented, in whole or in part, only by a writing signed by all parties hereto.

(b) Assignment. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties.

(c) Governing Law; Jurisdiction; Waiver. This Escrow Agreement shall be governed by and construed under the laws of the State of Texas, excluding conflicts of law principles.  Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law, and consents to the jurisdiction of the federal or state courts located in Dallas County, Texas. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Force Majeure.  No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(e) Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(f) Severability. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(g) No Third Parties Beneficiaries.  Except as expressly provided in Section 8, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or the Escrow Shares or Escrow Fund, as applicable, escrowed hereunder.

(h) Headings.  The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

(i) Construction.  Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders.

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(j) Entire Agreement.  The terms and provisions of this Escrow Agreement constitute the entire agreement among the parities with respect of the subject matter hereof, and no party has relied on any representations or agreements of the others, except as specifically set forth in this Escrow Agreement.

(k) Successors and Assigns.  This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(l) Additional Information.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens a bank account.  Purchaser and Seller agree to provide Escrow Agent with the information it requires in order to comply with applicable law, including without limitation, the Bank Secrecy Act and the U.S.A. Patriot Act.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN):  33-0827593  Date: February __, 2017

Name & Address:  Cytori Therapeutics, Inc., a Delaware corporation

    3020 Callan Road San Diego, CA 92121

Customer is a (check one):

Corporation __X__     Partnership ____      Individual/sole proprietor ____ Trust _____

Limited liability company ____ Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership ______

Other _________________)

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

PURCHASER

CYTORI THERAPEUTICS, INC.

By:

Name:

Title:

8

Tax Certification: Taxpayer Identification Number (TIN):  81-0584163  Date: February __, 2017

Name & Address:  Azaya Therapeutics, Inc., a Delaware corporation

   250 W Nottingham Pl #120 San Antonio, Texas 78209

Customer is a (check one):

Corporation __X__     Partnership ____       Individual/sole proprietor ____ Trust _____

Limited liability company ____ Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership ______

Other _________________)

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)

it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SELLER

Azaya Therapeutics, Inc.

By:

Name:	John Kerr

Title:	President

ESCROW AGENT:

Texas Capital Bank

By:

Name:

Title:

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Schedule 1

Authorized Representatives

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to Give Funds Investment Instructions

Purchaser:

	Name	Telephone Number	Signature

1.	Marc Hedrick	858-458-0900

2.	Tiago Girão	858-458-0900

3.	Jeremy Hayden	858-458-0900

Seller:

	Name	Telephone Number	Signature

1.	John Kerr	210- 832-8787

2.

3.

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SCHEDULE 2

Joint Notice

The undersigned hereby give notice (this “Joint Notice”) pursuant to Section 4(a) of the Escrow Agreement (the “Agreement”), dated as of February ____, 2017, by and among Texas Capital Bank, a national banking association, as escrow agent (the “Escrow Agent”), ___________________, a Delaware corporation (“Purchaser”), and Azaya Therapeutics, Inc., a Delaware corporation (“Seller”), and direct the Escrow Agent to disburse the amount(s) set forth below and in the manner set forth below.  Capitalized terms used but not defined in this Joint Notice shall have the meaning ascribed thereto in the Agreement.

Disbursement to Seller:

Disbursement Amount:	[ ]

Wiring Instructions:	[ ]

Disbursement to Purchaser:

Disbursement Amount:	[ ]

Wiring Instructions:	[ ]

IN WINTESS WHEREOF, the undersigned have caused this Joint Notice to be executed and delivered on this ____ day of __________, 201•.

PURCHASER:

By:
Name:
Title:

SELLER:

Azaya Therapeutics, Inc.

By:
Name:
Title:

11

SCHEDULE 3

Receipt Upon Termination of Escrow

The undersigned hereby acknowledge receipt from Texas Capital Bank “Escrow Agent” under the Escrow Agreement among the undersigned and the Escrow Agent (the “Agreement”), of the Escrow Shares or Escrow Fund, as applicable, as described in the Agreement. The undersigned acknowledge a faithful and proper performance by the Escrow Agent of its duties under the Agreement, and in consideration of such delivery hereby release and discharge the Escrow Agent from all further responsibility or liability under the Agreement. The Parties agree that the Agreement is hereby terminated.

Executed this ___ day of _____________, 201•.

By:
Name:
Title:

By:
Name:
Title:

So acknowledged this ______ day of ________________, 201•.

Texas Capital Bank

By:

Name:

Title:

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SCHEDULE 4

Escrow Services Fee Schedule

The aggregate escrow fee is $7,500, payable at the time the parties execute this Escrow Agreement.  In the event the Escrow Funds are held by the Escrow Agent past May __, 2018, the Seller and Purchaser hereby agree to pay the Escrow Agent additional consideration in an amount that the parties mutually agree upon at that time.

Reasonable additional compensation may be charged for time and expenses where services provided are not covered under this fee schedule or where standard fees do not adequately compensate for services provided or costs incurred.

Services include deposit of the Escrow Fund into a publicly registered, “AAA” rated money market fund, safekeeping of securities, monthly statements of all transactions, buy, sell or exchange of securities per written instructions, record keeping of executed trades, income received, disbursements made and monitoring of maturity dates.

Additional Information

Certain mutual funds including money market funds may entitle the bank to distribution plan payments, shareholder service fees, 12 (b)(1) fees, administrative service fees or similar fees paid by such mutual fund companies, distributors or agents. The fee is deducted monthly from the Escrow Fund at an annual rate of .4 of 1% or 40 basis points. Additional information and prospectus are available upon request.

Whenever Texas Capital Bank receives less than 48 hours notice (as defined by receipt of proposed documents) that it is being considered as Escrow agent, an additional set up fee will be charged.

To comply with the government regulations to fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

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Exhibit C

NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT (“Agreement”), dated as of February 14~~,~~ 2017 (the “Effective Date”), is executed and delivered by John Kerr (“Individual”) to Cytori Therapeutics, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Azaya Therapeutics, Inc. (“Seller”) is engaged in the creation, development, commercialization, and exploitation of, and related activities associated with, Seller’s Protein Stabilized Liposomes nanotechnology platform and related assets, including, without limitation, the development and manufacturing of ATI-0918, a generic formulation of DOXIL/CAELYX® (Johnson & Johnson), a chemotherapy drug that is a liposomal encapsulation of doxorubicin, and ATI-1123, a liposomal formulation of Docetaxel (collectively, the “Business”).

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of January 16, 2017 (the “Purchase Agreement”), pursuant to which Buyer will acquire the Acquired  Assets.

WHEREAS, Individual is a director of Seller and a holder of capital stock and other securities of Seller and has been closely involved in the Business since its inception and, as such, acknowledges and agrees that Individual has obtained, had access to and developed extensive and valuable expertise and proprietary information associated with the Business.  In addition, the reputation and goodwill of Seller associated with the Business and the Acquired Assets are an integral part of Seller’s business success throughout the areas where they conduct the Business.  If Individual deprives Buyer or its Affiliates of any of the goodwill associated with the Business or in any manner uses the proprietary information or reputation and goodwill associated with the Business in competition with Buyer, its Affiliates or the Business, Buyer and its Affiliates will be deprived of the benefits Buyer has bargained for pursuant to this Agreement and the Purchase Agreement.  Since Individual has the ability to compete with Buyer and its Affiliates in the operation of the Business, Buyer therefore desires that Individual enter into this Agreement.

WHEREAS, but for Individual’s entry into this Agreement, Buyer will not effect the transactions contemplated by the Purchase Agreement or pay the purchase price contemplated thereby for the Acquired Assets.

AGREEMENT

NOW THEREFORE, as a material inducement to Buyer to execute the Purchase Agreement and to agree to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

2. Term; Effectiveness.  The term of this Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date (the “Term”).  The effectiveness of this Agreement shall be conditioned upon the Closing of the transactions contemplated by the Purchase Agreement, and Individual’s execution of this Agreement is a condition to the Closing.

3. Covenant Not To Compete.  Individual shall not, at any time during the Term, directly or indirectly, knowingly or intentionally engage in a Competitive Business Activity (as defined below) anywhere in the world (the “Restricted Territory”).  “Competitive Business Activity” shall mean directly or indirectly: (i) engaging in, or managing, advising, instructing or directing persons engaged in, any business that creates, designs, develops, manufactures, markets, licenses, distributes, sells, implements, supports or otherwise exploits any liposomal encapsulation of doxorubicin or Docetaxel; (ii) acquiring or having an ownership interest in any entity that creates, designs, develops, manufactures, markets, licenses, distributes, sells, implements or supports any liposomal encapsulation of doxorubicin or Docetaxel (except for passive ownership of (A) Buyer or its successors or (B) five percent (5%) or less of any other entity); (iii) participating in any capacity (whether as an employee, agent, consultant,

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advisor, independent contractor, proprietor, partner, officer, director, joint venturer or otherwise) in the financing, operation, management or control of any firm, partnership, corporation, entity or business that creates, designs, develops, manufactures, licenses, markets, distributes, sells, implements or supports any liposomal encapsulation of doxorubicin or Docetaxel; or (iv) utilizing his knowledge of the Business or his relationships with customers, suppliers or othersto (A) engage or cause others to engage in any facet of the Business in the Restricted Territory; or (B) induce such customers, suppliers or others to cease buying from, supplying to or otherwise working with, the Buyer.  Individual expressly acknowledges that the limitation with respect to the Restricted Territory is reasonable and necessary to protect the legitimate business interests of Buyer, especially given the special information and knowledge held by Individual.  Further, Individual acknowledges that Buyer would not proceed with the transactions contemplated by the Purchase Agreement without receiving the full scope of the protections provided for hereunder; and that any lesser geographic restriction would not adequately protect Buyer, its Affiliates and the Business.

4.   Nonsolicitation.  Individual shall not, at any time during the Term, directly or indirectly, either for Individual or for any other person or entity, recruit or otherwise solicit or induce any customer, subscriber, service provider, supplier or other business partner of Buyer or its Affiliates relating to the Business or the Acquired Assets to (a) terminate its arrangement or cease to do business with Buyer as it relates to the Business or the Acquired Assets, or (b) to otherwise materially and adversely change its relationship with Buyer or its Affiliates as it relates to the Business or the Acquired Assets.  Individual shall not, at any time during the Term, directly or indirectly, either for Individual or for any other person or entity, solicit any employee, consultant or independent contractor of Buyer or its Affiliates engaged in the Business to terminate his or her employment or service with Buyer or its Affiliates.

5. Confidentiality.

(a) Individual recognizes that he has had access to and knowledge of certain information concerning the Business and the Acquired Assets (collectively, the “Confidential Information”), including (i) confidential or proprietary matters including, but not limited to, financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, plans, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, trade secrets and all other proprietary information, irrespective of the medium in which such Confidential Information is memorialized or communicated, (ii) confidential or proprietary information concerning other parties to this Agreement or their respective Affiliates furnished or made available in connection with this Agreement or any of the documents and agreements contemplated by the Purchase Agreement (collectively, the “Transaction Documents”), or the transactions contemplated hereby or thereby and (iii) the terms of this Agreement or any of the Transaction Documents, or any of the transactions contemplated hereby and thereby.  Individual acknowledges that the Confidential Information is valuable, proprietary and confidential and that such parties have paid substantial consideration and incurred substantial costs to acquire or develop such Confidential Information.  Individual agrees that he will treat the Confidential Information as valuable, proprietary and confidential and will not knowingly or intentionally disclose, and will take reasonable measures to prevent the inadvertent or accidental disclosure of, the Confidential Information.  Individual agrees that he will not, at any time, directly or indirectly, knowingly or intentionally disclose, divulge, or make known to any person, use, or otherwise appropriate for his own benefit or the benefit of others any of the Confidential Information, or knowingly or intentionally permit any person to examine or make copies of any documents that contain or are derived from the Confidential Information, without the prior written consent of Buyer.  Notwithstanding the foregoing, nothing herein shall restrict Individual from disclosing any Confidential Information to the extent that (i) such Confidential Information is or becomes (through no improper action or inaction by Individual) generally available to the public after the Closing, (ii) such disclosure is required by Law, by any Governmental Authority, or by litigation discovery requests, subpoena, civil investigative demand, or similar processes, or (iii) as necessary to defend or exercise any rights or remedies under this Agreement, the Purchase Agreement and the Ancillary Agreements.

(b) In the event Individual is requested or required by Law, by any Governmental Authority, or by litigation discovery requests, subpoena, civil investigative demand, or similar processes, to disclose any of the Confidential Information, Individual agrees to provide Buyer with prompt written notice of such request or requirements so that Buyer, at its sole cost and expense, may seek an appropriate protective order or waive compliance

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with the provisions of this Section 5.  If, in the absence of a protective order or a receipt of a waiver by Buyer under this Agreement, Individual is nonetheless legally compelled to disclose the Confidential Information, Individual may disclose only that portion of the Confidential Information that is legally required, without liability to Buyer under this Agreement.

(c) Individual hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Buyer may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of Confidential Information, and the enforcement by Buyer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that Buyer may possess at law or equity.

6. Severability of Provisions.  If any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect.  Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which any of the Seller, Buyer or their respective successors now transacts any business.

7. Injunctive Relief.  Individual acknowledges that (a) the provisions of Section 3, Section 4 and Section 5 are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates and the Business, and (b) any violation of Section 3, Section 4 or Section 5 may result in irreparable injury to Buyer, its Affiliates and the Business, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such violation may not be reasonable or adequate compensation to Buyer for such a violation.  Accordingly, Individual agrees that if Individual violates the provisions of Section 3, Section 4 or Section 5, in addition to any other remedy which may be available at law or in equity, Buyer and its Affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

8. Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Buyer, addressed to it at:

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

Attention:  General Counsel

Facsimile:  858-450-4355

With a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

3

San Diego, CA 92130

Attention:  Cheston J. Larson, Esq.

Facsimile:  858-523-5450

If to Individual, addressed to Individual at:

250 W Nottingham Pl #120, San Antonio, TX 78209

email: jkerr28359@gmail.com

9. Entire Agreement; Amendments and Waivers.  This Agreement and the Purchase Agreement constitute the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided.  The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written, in deciding to enter into this Agreement.

10. Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, except that Buyer may, without such consent, assign all such rights and obligations to an Affiliate of Buyer or to a successor in interest to Buyer, which shall assume all obligations and liabilities hereunder.

11. Attorneys’ Fees.  In the event Individual shall fail to perform any of his obligations under this Agreement, Individual and Buyer hereby agree that all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the prevailing party in any action at law or suit in equity to enforce this Agreement shall be paid by the non-prevailing party in such action or suit to the extent allowed by applicable law.

12. Choice of Law; Consent to Personal Jurisdiction.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction). Buyer and Individual intend to and do hereby confer jurisdiction to enforce this Agreement upon the courts of any jurisdiction within the geographical scope of the covenants contained herein.  If the courts of any one or more of such jurisdictions hold the provisions of this Agreement wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and Individual that such determination not bar or in any way affect the right of Buyer and its Affiliates to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. Waiver of Jury Trial.  Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) such party understands and has considered the implications of this waiver, and (b) such party makes this waiver voluntarily.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

Cytori Therapeutics, INC.	INDIVIDUAL

By:
Name:	Name:	John Kerr
Title:

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